     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       LORAL SPACE & COMMUNICATIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                      BERMUDA                                           13-3867424
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                         C/O LORAL SPACECOM CORPORATION
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 697-1105
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 AVI KATZ, ESQ.
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 697-1105
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

               BRUCE R. KRAUS, ESQ.                                ROBERT ROSENMAN, ESQ.
             WILLKIE FARR & GALLAGHER                             CRAVATH SWAINE & MOORE
                787 SEVENTH AVENUE                                    WORLDWIDE PLAZA
             NEW YORK, NEW YORK 10019                                825 EIGHTH AVENUE
                  (212) 728-8000                                 NEW YORK, NEW YORK 10019
                                                                      (212) 474-1000

                            ------------------------
    APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM                        AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE     OFFERING PRICE    PROPOSED MAXIMUM    REGISTRATION
                   TO BE REGISTERED                       REGISTERED        PER SHARE        OFFERING PRICE        FEE(2)
------------------------------------------------------------------------------------------------------------------------------
6% Series D Convertible Redeemable Preferred Stock....     8,000,000       $31.5900(1)        $252,720,000        $ 66,718
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........................    20,171,152(3)      9.4063(4)        $189,735,907        $ 50,090
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........................    45,896,978         9.4063(4)        $431,720,744        $113,974
------------------------------------------------------------------------------------------------------------------------------
Total.................................................            --            --               --               $230,782
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the closing bid and asked prices of the Series D Preferred Stock on April 5, 2000.
(2) $230,782 was wired to the SEC's account at Mellon Bank in payment of the required registration fee due in connection with this Registration Statement.
(3) Registrant's estimate of the number of shares of Common Stock issuable as dividend payments, redemption payments, in respect of conversion, and otherwise with respect to the Series D Preferred Stock.
(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 11, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus; one to be used in connection with the registration for resale by holders of 8,000,000 shares of the Series D Preferred Stock and 20,171,152 shares of the Registrant's common stock issuable upon conversion of such stock, or otherwise in connection therewith (the "Preferred Offering Prospectus"), and the other to be used in connection with the registration of 45,896,978 shares of the Registrant's common stock to be resold by Lockheed Martin Investments, Inc. and its affiliates (the "Lockheed Martin Offering Prospectus").

     The Preferred Offering Prospectus begins on the following page, and the Lockheed Martin Offering Prospectus begins after the back cover page of the Preferred Offering Prospectus.

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED APRIL 12, 2000

PRELIMINARY PROSPECTUS

                       LORAL SPACE & COMMUNICATIONS LTD.

             8,000,000 SHARES OF 6% SERIES D CONVERTIBLE REDEEMABLE
                            PREFERRED STOCK DUE 2007
                                      AND
                       20,171,152 SHARES OF COMMON STOCK

                            ------------------------

     The holders of restricted shares of the Series D Preferred Stock named on page 44 should deliver this prospectus when they offer or sell their shares of the Series D Preferred Stock or shares of our common stock that may be issued to them upon conversion of, or in connection with, dividend, redemption, or other payments on restricted shares of Series D Preferred Stock. After that, the shares will be free of restrictions under the securities laws. We originally issued the Series D Preferred Stock in a private placement in February 2000.

     At the time of the private placement, we agreed with the initial purchasers that we would use our reasonable efforts to effect this registration after the closing and to keep it in effect for up to two years after the Series D Preferred Stock was originally issued. The named selling stockholders may resell their shares despite any restrictive legends on the face of their securities if they deliver this prospectus, unless we instruct them that they may not. Buyers who purchase from them will receive unlegended, freely tradeable stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "LOR." On April 11, 2000 the last reported sale price of our common stock was $9.4375 per share. The Series D Preferred Stock is eligible for trading in the Portal Market, a subsidiary of The Nasdaq Stock Market, Inc.

     OWNERS OF THE SERIES D PREFERRED STOCK AND COMMON STOCK FACE BUSINESS AND FINANCIAL RISKS. A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              , 2000

                               PROSPECTUS SUMMARY

     The following is only a summary of some of the important terms of the offering described in this prospectus. The main body of this prospectus, as well as documents and financial statements that are incorporated by reference, contain more detailed information regarding Loral. Loral is referred to in this prospectus as "we," "our," "us," or "Loral." In the context of our business activities, these terms refer to both Loral, the parent company, and its operating subsidiaries, divisions and affiliates.

Loral.........................   We are a holding company. Our principal
                                 operating subsidiaries are: Loral Skynet, a division of Loral SpaceCom Corporation; Loral
                                 CyberStar, Inc. (formerly known as Loral Orion,
                                 Inc.), which we refer to as Loral CyberStar;
                                 Space Systems/Loral, our satellite
                                 manufacturing company, known as SS/L; and our 82% owned subsidiary CyberStar, L.P. We refer to Loral CyberStar and CyberStar, L.P., which implement our data services business, collectively as the Loral CyberStar Group.
                                 Loral's principal operating affiliates, which are less than 50% owned, are Satelites
                                 Mexicanos, S.A. de C.V., referred to as Satmex, Europe*Star Limited, referred to as Europe*Star and Globalstar, L.P., referred to as Globalstar.

                                 Loral is one of the world's leading satellite communications companies, with substantial activities in satellite manufacturing and satellite-based communications services. Loral has assembled the building blocks necessary to provide a seamless, global networking capability for the information age. Loral's four operating segments are: fixed satellite services, broadband data services, satellite manufacturing and technology and global mobile telephone services.

                                 The address of Loral SpaceCom Corporation, our principal U.S. operating subsidiary, is 600 Third Avenue, New York, New York 10016. Its telephone number is (212) 697-1105.

Securities Being Offered......   This prospectus covers the offer and sale of
                                 the following:

                                       - 8,000,000 shares of Series D Preferred
                                         Stock owned by selling stockholders
                                         named on page 44;

                                       - 20,171,152 shares of common stock which
                                         are issuable upon conversion of the
                                         Series D Preferred Stock or in
                                         connection with dividend, redemption,
                                         or other payments thereon;

                     TERMS OF THE SERIES D PREFERRED STOCK

Liquidation Preference........   Each share of Series D Preferred Stock has a
"liquidation preference" of $50, which is the amount a holder of one share of
                                 Series D Preferred Stock would be entitled to receive if our company were to be liquidated.

Total Liquidation
Preference....................   $400 million, that is, $50 per share times
                                 8,000,000 shares of the Series D Preferred
                                 Stock.

Ranking.......................   The Series D Preferred Stock ranks:

                                       - junior to all our existing and future
                                         indebtedness and other obligations,

                                       - junior to any of our capital stock or
                                         preferred stock which provides that it
                                         be ranked senior to the Series D
                                         Preferred Stock,

                                       - equal to our 6% Series C convertible
                                         redeemable preferred Stock due 2006 and
                                         any of our preferred stock issued in
                                         the future which provides that it be
                                         ranked equal with the Series D
                                         Preferred Stock, and

                                       - senior to all shares of our other
                                         capital stock, unless the other stock
                                         expressly provides otherwise.

Dividends.....................   Dividends accrue at the rate of 6% per year and
                                 are payable quarterly in arrears on February
                                 15, May 15, August 15 and November 15 of each year, starting on May 15, 2000.

Optional Conversion by
Holders.......................   Holders of Series D Preferred Stock have the
                                 right to convert some or all of their shares of Series D Preferred Stock, unless we have already redeemed or converted them. The initial conversion price is $19.8303 per share. At that price, holders of the Series D Preferred Stock would receive 2.5214 shares of our common stock for each $50 liquidation preference of Series D
                                 Preferred Stock (that is, $50/$19.8303).
                                 Holders of Series D Preferred Stock will not be entitled to any accrued dividends upon conversion. The conversion price will be adjusted if specified dilutive events occur.

Mandatory Conversion of the
Series D Preferred Stock by
Us............................   Beginning on February 15, 2003, we will have
                                 the right to cause some or all of the Series D
                                 Preferred Stock to be automatically converted into that number of shares of our common stock as equals the liquidation preference of the Series D Preferred Stock to be converted divided by the then prevailing conversion price
                                 (equivalent initially to a conversion rate of $50/$19.8303, or 2.5214 shares of our common stock for each share of Series D Preferred
                                 Stock). We may exercise this mandatory
                                 conversion right only if our common stock is trading at or above 115% of the then-prevailing conversion price for at least 20 out of 30 consecutive trading days, including the last trading day of such period.

Mandatory Redemption of the
Series D Preferred Stock by
Us............................   We will be required to redeem any Series D
                                 Preferred Stock still outstanding on February
                                 15, 2007 at a redemption price equal to 100% of the total liquidation preference plus accrued dividends and liquidated damages, if any, to that date. We may pay this redemption in cash or shares of our common stock (subject to some restrictions) or a combination of the two.

Conversion Price Adjustment
Upon Certain Changes of
Control.......................   Upon certain changes of control (as defined) in
                                 which less than 50% of the consideration is listed common stock, if the market price of our common stock is less than the conversion price, the conversion price will be reduced for a 30-day period to the market price of our common stock at the time.

We Will Use the Proceeds from
the Original Sale of the
Series D Preferred Stock for
General Corporate Purposes....   We will receive no proceeds from sales of
                                 securities under this prospectus. We will use the net proceeds from the original offering of the Series D Preferred Stock for general corporate purposes, including investment in our broadband strategy and expansion of the Loral
                                 Global Alliance by acquisition of additional satellites and orbital slots or otherwise.

Method of Dividend, Redemption
and Other Payments............   We may at our option, make payments due on our
                                 Series D Preferred Stock:

                                       - in cash,

                                       - by delivery of our common stock (valued
                                         at 95% of the Average Market Value (as
                                         defined) or, in the case of a mandatory
                                         redemption payment, at 100% of the
                                         Average Market Value) or

                                       - through any combination of the two.

Limited Voting Rights.........   Holders of the Series D Preferred Stock are
                                 generally not entitled to any voting rights, unless we have not declared or paid dividends for a total of six consecutive quarterly periods.

Registration Rights For
Holders of the Series D
Preferred Stock...............   We have agreed for the benefit of the holders
                                 of the Series D Preferred Stock that we will maintain the effectiveness, under the
                                 Securities Act, of the shelf registration statement that includes this prospectus for a period of up to two years after the Series D
                                 Preferred Stock was originally issued (or less, if all restricted securities traded under the shelf registration statement have been sold or no longer constitute restricted securities).

                                 If we do not satisfy these obligations, we will be required to pay liquidated damages.

Trading.......................   Our common stock currently trades on the New
                                 York Stock Exchange under the symbol LOR. The
                                 Series D Preferred Stock is eligible for trading in the Portal Market, a subsidiary of The Nasdaq Stock Market, Inc.

     For detailed information regarding the Series D Preferred Stock, you should refer to the section of this prospectus called "Description of Preferred Stock" and "Description of Common Stock."

                                  RISK FACTORS

     An investment in our common stock and preferred stock involves risks that should be considered by prospective investors. These risks are discussed in the section of this prospectus called "Risk Factors."

                                  RISK FACTORS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors summarized below.

WE HAVE SUBSTANTIAL DEBT AND GUARANTEE OBLIGATIONS.

     We and our subsidiaries and operating affiliates have a significant amount of outstanding debt and guarantee obligations. As of December 31, 1999:

     - Our consolidated total debt was $2.0 billion, of which $1.0 billion was recourse to the Loral parent company or our principal operating subsidiary, Loral SpaceCom Corporation.

     - Our unconsolidated affiliate, Globalstar, had $1.45 billion principal amount of senior notes outstanding, $400 million of term loans outstanding under its $500 million credit facility and vendor financing of $394 million, of which $282 million was provided by SS/L. Two of our subsidiaries have guaranteed Globalstar's obligations under its $500 million credit facility and secured their guarantees by a pledge of their stock, the Telstar 6 and Telstar 7 satellites and certain other assets. SS/L has guaranteed $11.7 million under Globalstar's $250 million credit facility, and Loral has agreed to reimburse Lockheed Martin Corporation up to $56 million if Lockheed Martin is required to fund its guarantee of that credit facility, which is currently undrawn.

     - Satmex, our 49%-owned Mexico affiliate, had total debt of $588 million. We have agreed to maintain certain assets in a trust to collateralize an obligation of Servicios Corporativos Satelitales, S.A. de C.V., the parent company of Satmex, in which we have a 65% interest. This obligation has an initial face amount of $125 million which accretes at 6.03% over a seven-year period, expiring in December 2004.

     We intend to use our available cash ($240 million at December 31, 1999) and the net proceeds from our February 2000 offering of the Series D Preferred Stock to help pay for the growth and operation of our businesses. If any of our subsidiaries or affiliates finds itself faced with an imminent default, we may be faced with a choice between providing additional support to that company or accepting the loss of some or all of our equity investment.

THE ABILITY OF OUR SUBSIDIARIES AND AFFILIATES TO PAY DIVIDENDS TO US OR OTHERWISE SUPPORT OUR OBLIGATIONS IS LIMITED BY THE TERMS OF THEIR DEBT INSTRUMENTS.

     For example, under the terms of Loral SpaceCom Corporation's credit facility, it may pay dividends to us only if cumulative dividend payments do not exceed 50% of its cumulative consolidated net income and the ratio of its funded debt to EBITDA is less than

3.0 to 1.0. Loral SpaceCom Corporation's ability to repay cash advances made to it by its parent is also limited to $70 million and is further subject to there being at least $700 million in shareholders' equity.

OUR CONSUMER BROADBAND AND STREAMING MEDIA STRATEGIES ARE SUBJECT TO SUBSTANTIAL FINANCING AND EXECUTION RISKS.

     We have recently announced our consumer broadband and streaming media strategies and are only now taking steps toward their implementation. Although we estimate that these projects will require an investment of approximately $3.5 billion, these projected costs are not based on bids from third parties, but rather on our own experience and estimates, so the actual cost could be considerably more. We do not have sufficient funds on hand to finance our anticipated share of these costs. We expect third party strategic partners to bear a significant portion of these costs and to provide critical resources such as access to technology, content and customers, but we have no firm commitments from any prospective strategic partners at this time.

     We will face significant competition in both these businesses from terrestrial fiber optic, digital subscriber lines, or DSL, and broadband wireless Internet Service Providers, or ISPs, as well as from competing broadband satellite service providers. Competing satellite services providers will include Hughes Network Systems, in which America Online, the nation's largest ISP, has made a $1.5 billion investment in connection with a strategic alliance. We expect to compete with Hughes and other satellite-based broadband data services providers not only for customers but also for relationships with key content and equipment providers and marketing partners and for access to the capital markets.

     The streaming and multicast media services we plan to offer are new, and our predictions of rising demand for, and our manner of delivering, these services may be inaccurate. Moreover, our business plan depends on the development and volume production of low-cost customer premises equipment, and this might not occur.

THE GLOBALSTAR SYSTEM HAS JUST COMMENCED OPERATIONS AND WE CANNOT PREDICT CUSTOMER DEMAND FOR THE SERVICE.

     Since telephone systems using low-earth orbit satellites are a new commercial technology, we cannot predict demand for Globalstar's service. The first company to launch service in this industry, Iridium L.L.C., filed for bankruptcy in August 1999. More recently, Iridium announced that it was terminating commercial service on March 17, 2000 and that it was commencing the process of liquidating its assets. If Globalstar fails to generate sufficient cash flow from operations through the marketing efforts of its service providers, it will be unable to fund its operating costs or service its debt.

GLOBALSTAR DEPENDS ON SERVICE PROVIDERS TO MARKET ITS SERVICE AND IMPLEMENT IMPORTANT PARTS OF ITS SYSTEM AND ON OTHER THIRD PARTIES TO COMPLETE ITS SYSTEM.

     Globalstar depends on independent service providers to supply ground equipment and user terminals and to market Globalstar service in each country where it plans to operate, and we cannot be sure that these service providers will be successful. We expect that these service providers will operate in 125 countries, many of which have developing economies. Globalstar's strategy of focusing on areas that lack basic telephone service exposes it to the risk that customers in these countries will not be able to afford the service.

     Globalstar currently has no service provider for several important regions and countries, including India, Malaysia, Indonesia, the Philippines and other parts of Southeast Asia. If Globalstar cannot enlist suitable service providers in these territories, it will not be able to offer service in those areas.

     Globalstar service providers could fail to obtain local partners; to acquire, install or adequately maintain and operate the Globalstar gateways; or to obtain the regulatory licenses needed for service in their countries. If Globalstar is unable to offer service in any particular region or country, it will not benefit from the potential demand in that region or country.

IF OUR BUSINESS PLAN DOES NOT SUCCEED, OUR OPERATIONS MIGHT NOT GENERATE ENOUGH CASH TO PAY OUR OBLIGATIONS.

     For the year ended December 31, 1999, we had a deficiency of earnings to cover fixed charges of $192 million. In addition to our debt service requirements, our core businesses are capital intensive and need substantial investment before returns on investment can be realized. For example, construction of satellites to expand our fixed satellite services business and to implement our broadband data services business will require us to make significant expenditures. Loral CyberStar also anticipates that it will have additional funding requirements in excess of cash from operations to fund the purchase of very small aperture terminals, or VSATs, other capital expenditures, senior note interest payments and other operating needs, which it will need to secure from us or externally. We are subject to substantial financial risks from possible delays or reductions in revenue, unforeseen capital needs or unforeseen expenses. Our ability to meet our obligations and execute our business plan could depend upon our ability, and that of our operating subsidiaries and affiliates, to raise cash in the capital markets. We cannot be certain that this source of cash will be available in the future on favorable terms, if at all.

LAUNCH FAILURES HAVE DELAYED SOME OF OUR OPERATIONS IN THE PAST AND MAY DO SO AGAIN IN THE FUTURE.

     We depend on third parties, in the United States and abroad, to launch our satellites. Satellite launches are risky, and launch attempts have ended in failure. We ordinarily insure against launch failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and the launch vehicle used. Our insurance typically does not cover business interruption, and so launch failures result in uninsured economic losses. Replacement of a lost satellite typically requires up to 18 months from the time a contract is executed until the launch date of the replacement satellite.

     On May 4, 1999, the Orion 3 broadcast communications satellite was placed into a lower-than-expected orbit after its launch on a Boeing Delta III rocket. According to Boeing, the Delta III rocket apparently failed to complete its second stage burn, and, as a result, the satellite, manufactured by Hughes Space and Communications Corporation, achieved an orbit well below the planned final altitude. As a result, the satellite cannot be used for its intended purpose. This loss resulted in Loral CyberStar having to refund approximately $34 million to DACOM Corporation, representing the amount of the prepayments made by DACOM towards its purchase of eight transponders on Orion 3.

     In September 1998, a malfunction of a Zenit 2 rocket resulted in the loss of 12 Globalstar satellites shortly after lift-off from Kazakhstan and resulted in a significant delay in Globalstar's program schedule.

AFTER LAUNCH, OUR SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURE, WHICH MAY RESULT IN UNINSURED LOSSES.

     Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. Satellites are carefully built and tested and have certain redundant systems in case of failure. However, in-orbit failure may result from various causes including:

     - component failure;

     - loss of power or fuel;

     - inability to control positioning of the satellite;

     - solar and other astronomical events; and

     - space debris.

Repair of satellites in space is not feasible. Many factors affect the useful lives of our satellites. These factors include:

     - fuel consumption;

     - the quality of construction;

     - gradual degradation of solar panels; and

     - the durability of components.

     Although some failures may be covered in part by insurance, they may result in uninsured losses as well. For example, when Loral Skynet experienced the total loss of two satellites in 1994 and 1997 while under AT&T's ownership, it suffered a substantial drop in its profits due to the loss of these revenue producing assets. Moreover, because Globalstar has a large constellation and will have a number of spare satellites, Globalstar currently does not intend to insure its satellites against in-orbit failures.

     Some of the satellites we currently have in-orbit have experienced operational problems:

     - In November 1995, a component on Telstar 11 malfunctioned, resulting in a two-hour service interruption. Full service was restored using a back-up component. If the back-up component fails, Telstar 11 would lose a significant amount of usable capacity.

     - On April 28, 1999, Satmex's Solidaridad 1 satellite experienced a loss of its primary satellite control processor. Service was restored after 14 hours, using the backup satellite control processor. Failure of the backup satellite control processor would result in the loss of Solidaridad 1.

     A loss of transponders on a satellite can also adversely affect us. Prior to its acquisition by us, Loral Skynet sold several transponders outright to customers. Under the terms of the sales contracts, Loral Skynet continues to operate the satellites on which the transponders are located and provides a warranty for a period of 10 to 14 years. Depending on the contract, Loral Skynet may be required to replace any transponders failing to meet operating specifications. All customers are entitled to a refund equal to the reimbursement value in the event there is no replacement. The reimbursement value is determined based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period.

WE DEPEND HEAVILY ON SPACE SYSTEMS/LORAL FOR A LARGE PORTION OF REVENUE AND OPERATING INCOME.

     SS/L generates a significant part of our revenue and operating income. SS/L, in turn, has historically derived a large part of its revenue and operating income from a few customers. For example, in the year ended December 31, 1999, three of SS/L's customers accounted for approximately 25%, 18% and 13% of Loral's consolidated revenues. As a result, our revenue and operating results would be hurt if completed or canceled contracts are not promptly replaced with new orders. Some of SS/L's customers are start-up companies, and there can be no assurance that these companies will have the ability to fulfill their payment obligations under their contracts with SS/L.

     SS/L's accounting for long-term contracts sometimes requires adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on our results of operations in the period in which they are made. The estimates giving rise to these risks, which are inherent in long-term, fixed-price contracts, include the forecasting of costs and schedules, contract revenues related to contract performance, including revenues from orbital incentives, and the potential for component obsolescence due to procurements long ahead of assembly.

SS/L MAY FORFEIT PAYMENTS FROM CUSTOMERS DUE TO SATELLITE FAILURES OR LOSSES AFTER LAUNCH OR BE LIABLE FOR PENALTY PAYMENTS UNDER CERTAIN CIRCUMSTANCES, AND THESE LOSSES MAY BE UNINSURED.

     Some of SS/L's satellite manufacturing contracts provide that some of the total price is payable as "incentive" payments earned over the life of the satellite. While insurance against loss of these payments has been available in the past, the cost and availability of such insurance are subject to wide fluctuations. In addition, SS/L is sometimes prohibited from insuring these incentive payments. Some of SS/L's contracts call for in-orbit delivery, transferring the launch risk to SS/L. SS/L generally insures against that exposure.

     SS/L records as revenue the present value of incentive payments as the costs associated with these incentive payments are incurred. SS/L generally receives the present value of these incentive payments if there is a launch failure or a failure is caused by customer error. SS/L forfeits these payments, however, if the loss is caused by satellite failure or as a result of its own error.

     In addition, some of SS/L's contracts provide that SS/L may be liable to a customer for penalty payments under certain circumstances, including upon late delivery of a satellite. These payments are not insured by SS/L.

SS/L IS CURRENTLY IN ARBITRATION PROCEEDINGS WITH PANAMSAT CORPORATION OVER A SATELLITE REFLECTOR DISPUTE.

     In late 1998, following the launch of an SS/L-built satellite sold to PanAmSat, a manufacturing error was discovered that affected the geographical coverage of the Ku-band transponders on the satellite. On January 6, 2000, PanAmSat filed an arbitration proceeding in connection with this error claiming damages of $225 million for lost profits and increased sales and marketing costs. SS/L believes it has meritorious defenses to the claim and that its liability is limited to a loss of a portion of the applicable orbital incentives, the estimated impact of which is included in Loral's consolidated financial statements. PanAmSat has received a recovery from its insurance carrier that should reduce any damage claim. While this proceeding is in its very early stages, management believes that this matter will not have a material adverse effect on the financial condition or results of operations of Loral.

WE FACE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     Some of our business is conducted outside the United States. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Customers in developing countries could have difficulty in obtaining the U.S. dollars they owe us, including as a result of exchange controls. Additionally, exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. Moreover, if we ever need to pursue legal remedies against our foreign business partners or customers, we may have to sue them abroad, where it could be hard for us to enforce our rights.

WE ARE SUBJECT TO EXPORT CONTROLS, WHICH MAY RESULT IN DELAYS, UNFORESEEN ADDITIONAL COSTS AND UNCERTAINTIES IN CERTAIN MARKETS.

     Like other exporters of space-related products and services, SS/L needs licenses from the U.S. government whenever it sells a satellite to a foreign customer or launches a satellite abroad. Foreign launches have been politically sensitive because of the relationship between launch technology and missile technology. U.S. government policy has limited, and is likely in the future to limit, launches from the former Soviet Union and China. For example, the U.S. government delayed a Globalstar launch from Kazakhstan by several months when it stopped granting case-by-case approval of launches from that location pending an intergovernmental agreement covering technology security matters. Changes in governmental policies, political leadership or legislation in the United States, Russia, Kazakhstan or

China could adversely affect our ability to launch from these countries or materially increase the costs of doing so.

     On December 23, 1998, the Office of Defense Trade Controls, or ODTC, of the U.S. Department of State temporarily suspended the previously approved technical assistance agreement under which SS/L had been preparing for the launch of the ChinaSat-8 satellite. According to ODTC, the purpose of the temporary suspension is to permit that agency to review the agreement for conformity with newly-enacted legislation (Section 74 of the Arms Export Control Act) with respect to the export of missile equipment or technology. SS/L has complied with ODTC's instructions and believes that a review of the agreement will show that its terms comply with the new law. The ODTC, however, has not yet completed its review, and the scheduled launch date for ChinaSat-8 is being delayed. In December 1999, we concluded an agreement with ChinaSat to extend the date for delivery of the ChinaSat-8 satellite to July 31, 2000. In return for this extension and other modifications to the contract, we have agreed to provide the customer two 36 MHz and one 54 MHz transponders on Telstar 10/Apstar IIR for the life of those transponders. As a result, a net charge to earnings of $35 million was recorded by us. If the suspension is not lifted by July 31, 2000, ChinaSat could decide to terminate the contract. If such a termination were to occur, SS/L would have to refund advances received from ChinaSat ($134 million as of December 31, 1999), and may incur penalties of up to $13 million and believes it would incur costs of approximately $38 million to refurbish and retrofit the satellite so that it could be sold to another customer. There can be no assurance, however, that SS/L will be able to find a replacement customer for the satellite or its Chinese launch vehicle. SS/L will record a charge to earnings of approximately $35 million if it is unable to find a replacement customer for this launch vehicle.

     In February 1999, the U.S. government informed Hughes Space & Communications, Inc. that it intended to deny an export license for a telecommunications satellite it was building for Asia Pacific Mobile Telecommunications. We do not know what this denial may mean for future applications of export licenses to Chinese customers or the resolution of the ChinaSat-8 suspension. If the U.S. government continues to deny export licenses for satellites sold to the Chinese or other markets, SS/L's business could be hurt.

     In March 1999, jurisdiction for satellite licensing was transferred from the Commerce Department to the State Department and the State Department has issued regulations relating to the export of and disclosure of technical information related to, satellites and related equipment. SS/L anticipates that obtaining licenses and technical assistance agreements under these new regulations will take more time and will be considerably more burdensome than in the past. Delays in obtaining the necessary licenses and technical assistance agreements may delay SS/L's performance on existing contracts, and, as a result, SS/L may incur penalties or lose incentive payments under these contracts. In addition, such delays may have an adverse effect on SS/L's ability to compete against foreign satellite manufacturers for new satellite contracts.

SS/L IS THE TARGET OF A GRAND JURY INVESTIGATION WHICH MAY ADVERSELY AFFECT SS/L'S ABILITY TO EXPORT ITS PRODUCTS.

     SS/L could be accused of criminal violations of the export control laws arising out of the participation of its employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. Under the applicable regulations, SS/L could be debarred from export privileges without being convicted of any crime if it is indicted for these alleged violations, and loss of export privileges would harm SS/L's business. Whether or not SS/L is indicted or convicted, SS/L will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds that SS/L has violated the Arms Export Control Act. Further, the State Department can suspend export privileges whenever it determines that grounds for debarment exist and that suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States." If SS/L were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it:

     - would be subject to a fine of $1 million per violation;

     - could be debarred from certain export privileges; and

     - could be debarred from participation in government contracts.

Since some of SS/L's satellites are built for foreign customers and/or are launched on foreign rockets, a debarment would have a material adverse effect on SS/L's business, which in turn would affect us.

WE SHARE CONTROL OF OUR AFFILIATES WITH THIRD PARTIES.

     Third parties have significant ownership, voting and other rights in many of our subsidiaries and affiliates. As a result, we do not always have full control over management of these entities, and the rights of these third parties and fiduciary duties under applicable law could result in these entities taking actions not in our best interests or in refraining from taking actions that we deem advisable. To the extent that these entities are or become customers of SS/L, these conflicts could become acute. For example:

     - Although we are the managing general partner and largest equity owner of Globalstar, our control is limited by the supermajority rights of Globalstar's limited partners.

     - Primary operational control of Satmex is vested in Mexican nationals, as required by Mexican law, subject to certain supermajority rights which we retain.

     - The Europe*Star joint venture, initiated by Alcatel, is under its control, subject to our supermajority rights.

     - Future joint ventures between Alcatel and us within the Loral Global Alliance will be controlled by the initiating party, subject to supermajority rights in favor of the non-initiating party.

     - Alcatel is an investor in CyberStar LP and has supermajority rights in it.

THERE ARE POTENTIAL CONFLICTING COMMERCIAL INTERESTS AMONG OUR SUBSIDIARIES AND AFFILIATES.

     Loral Skynet, Satmex, Loral CyberStar and Europe*Star have adopted a marketing policy that provides for collaboration and cross-selling of capacity among the Loral Global Alliance members. If, however, the members of the Loral Global Alliance do not collaborate but rather compete in areas of overlapping capacity, conflicting commercial interests among our subsidiaries and affiliates may arise. Both Loral Skynet and Loral CyberStar own or are building satellites whose coverage areas overlap with those of Satmex and Europe*Star. If Loral Skynet and Loral CyberStar do not collaborate with Satmex and Europe*Star, or vice versa, under the Loral Global Alliance, Loral Skynet and Loral CyberStar might compete directly with Europe*Star and Satmex for customers.

     Partners and affiliates of Globalstar, including companies affiliated with us, will be among Globalstar's service providers and may, therefore, have conflicts with Globalstar and/or us over service provider agreements.

OUR BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Our business is regulated by authorities in more than 100 jurisdictions, including the Federal Communications Commission, the International Telecommunications Union, or ITU, and the European Union. As a result, some of the activities which are important to our strategy are beyond our control. The following are some strategically important activities which are regulated by various government authorities:

     - the expansion of Loral Skynet's operations beyond the domestic U.S.
       market;

     - the international service offered by the Loral CyberStar Group;

     - the manufacture, export and launch of satellites;

     - the expansion of Satmex's Latin American business; and

     - the implementation of Europe*Star's business plan.

     Regulatory authorities in the various jurisdictions in which we operate can modify, withdraw or impose charges or conditions upon the licenses which we need and, thereby, increase our cost of doing business. The regulatory process also requires potentially costly negotiations with third parties operating or intending to operate satellites at or near orbital locations where we place our satellites so that the frequencies of the satellites do not interfere. For example, as part of our coordination effort on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite. We also granted Eutelsat the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12. Moreover, as part of this international coordination process, we continue to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees W.L. If these discussions are not successful, Telstar 12's useable capacity may be reduced. We cannot guarantee successful frequency coordination for our satellites.

     Our coordination efforts are subject to the regulatory regime of the ITU, which has rules and regulations governing the relative rights that companies have to orbital slots. For example, if Europe*Star does not have a satellite in its 45[DEGREE] E.L. orbital location by July 2000, it would, under ITU regulations, lose its priority rights in that slot.

     Failure to successfully coordinate our satellites' frequencies or to resolve other required regulatory approvals could have a material adverse effect on our financial condition and on our results of operations.

SS/L COMPETES WITH LARGE MANUFACTURERS THAT HAVE SIGNIFICANT RESOURCES.

     In the manufacture of our satellites, we compete with very large well-capitalized companies, including several of the world's largest corporations, such as Hughes Space & Communications, Inc., a subsidiary of General Motors Corporation, and Lockheed Martin. Hughes recently agreed to sell its satellite manufacturing operations to The Boeing Company, another large company. These companies have considerable financial resources which they may use to gain advantages in marketing and in technological innovation. SS/L's success will depend on its ability to innovate on a cost-effective and timely basis.

WE COMPETE WITH OTHERS FOR MARKET SHARE AND CUSTOMERS; TECHNOLOGICAL DEVELOPMENTS FROM COMPETITORS OR OTHERS MAY REDUCE DEMAND FOR OUR SERVICES.

     We face competition in the provision of fixed satellite services from companies such as PanAmSat Corporation, GE Americom, SES Astra and quasi-governmental organizations such as Intelsat and Eutelsat. Competition in this market may cause downward price pressures, which may adversely affect our profits.

     The Loral CyberStar Group also faces competition in the provision of high-speed data communications, such as Internet applications, from providers of land-based data communications services, such as cable operators, digital subscriber line, or DSL, providers, wireless local loop providers and traditional telephone service providers. In addition, the Loral CyberStar Group may face competition in the future from proposed satellite systems, including Teledesic Corporation's proposed system and Hughes' Spaceway system. We cannot assure you that the Loral CyberStar Group will attract enough customers either to compete effectively or to implement fully its business plan.

     Globalstar faces intense competition for customers from various companies, including providers of land-based mobile phone services and fixed satellite systems. We cannot assure you that Globalstar will attract enough subscribers either to compete effectively or to implement fully its current business plan. ICO Global has announced a global mobile satellite system similar to the Globalstar system and has stated its intention to begin introducing its satellite services in 2001. If, as expected, ICO Global emerges from its bankruptcy proceedings with a debt-free or reduced debt capital structure, it will be in a position to compete more effectively with Globalstar.

     As land-based telecommunications services expand, demand for some satellite-based services may be reduced. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways or through the use of incompatible standards.

     We also compete for local regulatory approval in places in which both we and a competitor may want to operate. We also compete for scarce frequency assignments and fixed orbital positions.

WE RELY ON KEY PERSONNEL.

     We need highly qualified personnel. Except for Mr. Bernard L. Schwartz, our Chairman and Chief Executive Officer, none of our officers has an employment contract nor do we maintain "key man" life insurance. The departure of any of our key executives could have an adverse effect on our business.

THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since we are a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if we were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against us or our officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

THERE IS NO PUBLIC MARKET FOR THE SERIES D PREFERRED STOCK, AND NO SUCH MARKET MAY DEVELOP.

     There is no public market for the Series D Preferred Stock. We do not intend to list it on any exchange or on the New York Stock Exchange. It is possible that an active trading market will not develop or may be discontinued and the shares of Series D Preferred Stock may remain relatively illiquid.

PRICES OF OUR COMMON STOCK AND THE SERIES D PREFERRED STOCK MAY EXPERIENCE SUDDEN CHANGES.

     Many things that we cannot predict or control may cause sudden changes in the price of our common stock. Risks associated with the deployment and operation of satellite systems, in particular, may cause sudden changes in the price. For example, on September 10, 1998, the day following the loss of the twelve Globalstar satellites in Kazakhstan, the price of our common stock fell by 28%.

     Since the value of the Series D Preferred Stock will be partly based on the value of our common stock, it is also likely to have a volatile price.

THE MARKET FOR OUR STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK.

     As of December 31, 1999, 245,030,237 shares of our common stock were outstanding. In addition, there were 13,356,864 stock options outstanding on such date, of which 5,667,416 were immediately exercisable, warrants outstanding that were exercisable for 349,963 shares of our common stock and 14,909,437 shares of our 6% Series C preferred stock which were convertible into 37,273,593 shares of our common stock. Sales of significant amounts of our common stock to the public, or the perception that those sales could happen, could affect the price of our common stock.

     In addition, as of December 31, 1999, Lockheed Martin Corporation held 45,896,978 shares of our Series A preferred stock, which was converted into 45,896,978 shares of our common stock on March 31, 2000, the resale of which is being registered along with the registration of our Series D preferred stock. Lockheed Martin may dispose of the common stock in transactions registered under, or exempt from the registration provisions of, the federal securities laws but has agreed to refrain from selling any of these shares before May 19, 2000, subject to certain exceptions. We have agreed to maintain the effectiveness of the registration of the common stock Lockheed Martin acquired upon conversion of the Series A preferred stock until May 19, 2001, subject to certain extensions, and have agreed to refrain from selling equity securities in the public markets for our own account until the later of the six-month anniversary date of this prospectus or November 19, 2000, subject to certain extensions.

                           FORWARD-LOOKING STATEMENTS

     Some statements contained in this prospectus or incorporated by reference are known as "forward-looking statements," as that term is used in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

     When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate" or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called "Risk Factors." Those are representative of factors that could affect the outcome of the forward-looking statements.

                                     RATIOS
                       LORAL SPACE & COMMUNICATIONS LTD.
           RATIO OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND
            PREFERRED STOCK DIVIDENDS AND RATIO OF EARNINGS TO COVER
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to cover fixed charges and preferred stock dividends presented below should be read together with the consolidated financial statements and the notes accompanying them and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found in Loral's Annual Report on Form 10-K for the year ended December 31, 1999 incorporated into this prospectus by reference.

                                                                   NINE MONTHS      YEAR
                                                                      ENDED         ENDED
                                        YEARS ENDED DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                        ------------------------   ------------   ---------
                                          1999      1998    1997       1996         1996
                                        --------  --------  ----   ------------   ---------
                                             (IN THOUSANDS)
Deficiency of earnings to cover fixed
  charges and preferred stock
  dividends...........................  $191,932  $140,438
Ratio of earnings to cover fixed
  charges and preferred stock
  dividends...........................                      1.9x       3.7x

                                USE OF PROCEEDS

     We will receive no proceeds from sales of securities under this prospectus.

                          DESCRIPTION OF INDEBTEDNESS

LORAL SENIOR NOTES

     In January 1999, Loral completed a private offering of $350 million principal amount of 9.5% Senior Notes due 2006, of which a portion was used to invest in $150 million face amount of Globalstar Telecommunications Limited's ("GTL") $350 million offering of GTL Series A Preferred Stock, thereby maintaining Loral's prior proportionate ownership position in Globalstar. The remainder of the funds raised are being used for general corporate purposes, including investments in its other core businesses and to pursue emerging satellite services opportunities worldwide.

     The Indenture governing the 9.5% Senior Notes due 2006 contains certain restrictive covenants, including limitations on the ability of Loral and its subsidiaries to borrow money, pay dividends on stock or purchase stock, make investments, use assets as security in other transactions, and sell certain assets or merge with or into other companies. If Loral is rated investment grade by both Moody's and Standard & Poor's, these covenants will no longer apply, whether or not Loral maintains such ratings.

LORAL LETTERS OF CREDIT

     In addition to the letters of credit facility available under the Credit Agreement (as defined below), as of December 31, 1999, Loral had approximately $23 million of outstanding letters of credit.

LORAL SPACECOM CORPORATION AND SS/L CREDIT AGREEMENTS

     The Amended and Restated Credit Agreement, dated as of November 10, 1999, among Loral SpaceCom Corporation, SS/L and the banks party thereto (the "Credit Agreement") provides for borrowing availability of $500 million of revolving loans (including $175 million of letters of credit), $275 million of term loans and $75 million of additional letters of credit. The revolving credit facility's termination date is November 14, 2002. The termination date of the separate letter of credit facility is December 31, 2000. The term loan facility requires repayment in twelve consecutive quarterly installments beginning December 31, 1999. The first four installments are $18.75 million each, and the final eight installments are $25 million each. Obligations under the Credit Agreement are secured by the stock of Loral SpaceCom Corporation and SS/L and bear interest, at Loral SpaceCom Corporation's option, at various rates based on margins over the lead bank's base rate or the London Interbank Offer Rate for periods of one to six months. Loral SpaceCom Corporation pays a commitment fee on the unused portion of the facilities.

     The Credit Agreement contains certain restrictive covenants, including an interest coverage ratio, a senior debt to capitalization ratio and a funded debt to capitalization ratio. In addition, the Credit Agreement contains limitations on indebtedness, liens, guarantees, fundamental changes, asset sales, dividends, investments, transactions with affiliates, intercompany debt and indebtedness to Loral SpaceCom Corporation's parent (a wholly owned subsidiary of Loral) or Loral. Under the terms of the Credit Agreement, Loral SpaceCom Corporation may pay dividends to its parent if cumulative dividend payments do not exceed 50% of cumulative consolidated net income, as defined, and the ratio of funded debt to EBITDA, as defined, is less than 3.0 to 1.0, provided that no event of default has occurred. Loral SpaceCom Corporation may also pay its parent up to $70 million in respect of cash advances from its parent so long as, after such payment, Loral SpaceCom Corporation's shareholders' equity totals at least $700 million. At December 31, 1999, Loral SpaceCom Corporation had equity of approximately $1.2 billion.

     As of December 31, 1999, approximately $670.5 million (excluding letters of credit) was outstanding under the Credit Agreement.

     SS/L had approximately $12.9 million in borrowings outstanding under a Japanese Export/Import Credit Facility, which matures on November 5, 2005. The facility requires semi-annual payments of $1.1 million on each May and November until maturity.

LORAL CYBERSTAR SENIOR NOTES

     Loral CyberStar has outstanding $443 million in principal amount of 11.25% Senior Notes due 2007 and $484 million in principal amount of 12.50% Senior Discount Notes due 2007. This indebtedness is non-recourse to the Loral parent company or to Loral SpaceCom Corporation.

SATMEX

     At December 31, 1999, Satmex had outstanding indebtedness of $588 million. In addition, Servicios Corporativos Satelitales, S.A. de C.V., a wholly owned subsidiary of a joint venture formed by Loral and Principia, S.A. de C.V., issued an obligation to the Mexican Government (the "Government Obligation") with an initial face amount of $125 million in consideration for the assumption by Satmex of the debt incurred in connection with its acquisition. The initial face amount Government Obligation accretes in lieu of interest at 6.03% over a seven-year period expiring in December 2004. The debt of Satmex and Servicios is non-recourse to Loral and Principia. However, Loral and Principia have agreed to maintain assets in a collateral trust in an amount equal to the value of the Government Obligation through December 30, 2000 and, thereafter, in an amount equal to 1.2 times the value of the Government Obligation until maturity.

GLOBALSTAR

     At December 31, 1999, Globalstar had $1.45 billion principal amount of senior notes outstanding, $400 million of term loans outstanding under its $500 million credit facility and had vendor financing of $394 million outstanding of which $282 million has been provided by SS/L. Globalstar's indebtedness is generally non-recourse to Loral; however, Loral is contingently liable with respect to approximately $68 million of Globalstar's $250 million revolving line of credit, which was undrawn as of December 31, 1999. Subsidiaries of Loral have also guaranteed Globalstar's obligations under its $500 million credit facility secured by a pledge of their stock, the Telstar 6 and Telstar 7 satellites and certain other assets.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary is not intended to be complete. For a complete description of the Series D Preferred Stock and the registration rights agreement, you should read the relevant schedule to our Bye-Laws and the registration rights agreement, which are on file with the Securities and Exchange Commission ("SEC").

     The transfer agent for the Series D Preferred Stock will be The Bank of New York unless we select a successor.

RANKING

     The Series D Preferred Stock will rank, with respect to dividend distributions and distributions upon our liquidation, winding-up and dissolution,

     - junior to all our existing and future indebtedness and other obligations;

     - junior to each class of capital stock or series of preferred stock we establish after February 15, 2000 the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (we refer to these securities as "Senior Securities");

     - equal to the Series C Preferred Stock and with any shares of our preferred stock issued in the future and any other class of capital stock or series of preferred stock we establish after February 15, 2000 the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (we refer to these securities as "Parity Securities"); and

     - senior to all classes of our common stock and to each other class of capital stock or series of our preferred stock established after February 15, 2000 the terms of which do not expressly provide that it ranks senior to or on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (we refer to these securities, together with our common stock, as "Junior Securities").

     The Series D Preferred Stock will be subject to the issuance of Junior Securities, Parity Securities and Senior Securities, provided that we may not issue any new class of Senior Securities without the approval of the holders of at least 66 2/3% of the shares of Series D Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

     No dividend shall be declared or paid upon, and no sum will be set apart for the payment of dividends upon, any outstanding share of Series D Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividends, upon all outstanding shares of Senior Securities.

DIVIDENDS

     When, as and if the board of directors declares a dividend out of funds we have legally available therefor, the holders of the Series D Preferred Stock will be entitled to receive a dividend. Dividends:

     - are cumulative from the issue date of the Series D Preferred Stock and accrue at the rate per annum of 6% of the Liquidation Preference per share;

     - are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 commencing on May 15, 2000 (each, a "Dividend Payment Date") (unless such date is not a business day, in which case such payment shall be made on the next succeeding business day), to the holders of record as of the next preceding February 1, May 1, August 1 and November 1 (each, a "Record Date");

     - are computed on the basis of a 360-day year consisting of twelve 30-day months and are deemed to accrue on a daily basis;

     - accrue whether or not we have earnings or profits, whether or not we have funds legally available for the payment of such dividends and whether or not we declare dividends; and

     - accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.

     We may elect to pay dividends in cash, by delivery of our common stock or through any combination of cash and common stock.

     We will, in accordance with the Series D Preferred Stock schedule, take all actions required or permitted under The Companies Act 1981 of Bermuda (the "Companies Act") to permit the payment of dividends on the Series D Preferred Stock.

     No dividends of any kind shall be declared or paid upon, and no sum will be set apart for the payment of dividends upon, any outstanding share of Series D Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividends, upon all outstanding Series D Preferred Stock.

     Unless full cumulative dividends on all outstanding shares of Series D Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then:

     - no dividend (other than a dividend payable solely in shares of any Junior Securities or Parity Securities or a partial dividend on Parity Securities that is paid pro rata on the Series D Preferred Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities or Parity Securities, respectively;

     - no other distribution shall be declared or made upon, or any sum set apart from the payment of any distribution upon, any shares of Junior Securities or Parity Securities, other than a distribution consisting solely of Junior Securities or Parity Securities, respectively;

     - no shares of Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities shall be purchased, redeemed or otherwise acquired (excluding an exchange for shares of other Junior Securities or Parity Securities, respectively) by us or any of our subsidiaries; and

     - no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any shares of Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities by us or any of our subsidiaries.

     Holders of the Series D Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as described above.

     In the future, we may be party to credit agreements or other agreements relating to indebtedness that contain restrictions on our ability to pay cash dividends on the Series D Preferred Stock.

MANDATORY CONVERSION

     At any time on or after February 15, 2003, we may at our option cause the Series D Preferred Stock, in whole or from time to time in part, to be automatically converted into that number of shares of our common stock per share of Series D Preferred Stock equal to $50.00 (the Liquidation Preference per share of Series D Preferred Stock) divided by the then prevailing conversion price if the Current Market Value of our common stock equals or exceeds 115% of the then prevailing conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to the issuance of the press release announcing the mandatory conversion referred to below.

     To exercise a mandatory conversion, we will issue a press release announcing such mandatory conversion prior to the opening of business on the first trading day after the conditions described in the preceding sentence have been met. We will give notice of the mandatory conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series D Preferred Stock not more than four business days after the date of the press release announcing our intention to convert the Series D Preferred Stock. The conversion date will be a date selected by us not less than 30 nor more than 60 days after the date on which we issue such press release.

     In addition to any information required by applicable law or regulation, notice of mandatory conversion shall state, as appropriate, (i) the Series D Preferred Stock conversion date, (ii) the number of shares of common stock to be issued upon conversion of each Series D Preferred Stock, (iii) the number of Series D Preferred Stock to be converted (and, if fewer than all the Series D Preferred Stock are to be converted, the number of Series D Preferred Stock to be converted from such holder), (iv) the place(s) where the Series D Preferred Stock are to be surrendered for delivery of shares of common stock, and (v) that dividends on the shares to be converted will cease to accumulate on such mandatory conversion date.

     The dividend payment with respect to a share of Series D Preferred Stock called for mandatory conversion on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of shares of Series D Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

     On and after the mandatory conversion date, dividends will cease to accrue on shares of Series D Preferred Stock and all rights of holders of such shares will terminate except for the right to receive the shares of our common stock issuable upon conversion thereof.

     We may not authorize or make any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series D Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash or common stock, and the shelf registration statement referred to below is in effect or is no longer required to be effective. In the event of partial mandatory conversions of the Series D Preferred Stock, the shares to be converted will be determined pro rata or by lot, as determined by us, provided that we may convert all shares held by holders of fewer than 100 shares of Series D Preferred Stock (or by holders that would hold fewer than 100 shares of Series D Preferred Stock following such conversion) prior to our conversion of other shares of Series D Preferred Stock.

MANDATORY REDEMPTION

     Unless already converted, the Series D Preferred Stock will be mandatorily redeemed by us on February 15, 2007 (the "Mandatory Redemption") at a redemption price equal to 100% of its Liquidation Preference, together with accumulated and unpaid dividends and Liquidated Damages (defined below), if any, to the mandatory redemption date.

METHOD OF PAYMENTS

     Subject to certain restrictions, we may generally make any payments due on the Series D Preferred Stock,

     - in cash,

     - by delivery of our common stock, or

     - through any combination of cash and our common stock.

     If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose:

     - in the case of any dividend payment, or portion thereof, at 95% of the Average Market Value (as defined below); and

     - in the case of any Mandatory Redemption payment, or portion thereof, at 100% of the Average Market Value.

     We will make each dividend payment and Mandatory Redemption payment on the Series D Preferred Stock in cash, except to the extent we have elected to make all or any portion of such payment in shares of our common stock. We may not make any such payment, or any portion thereof (other than a Mandatory Redemption payment, or portion thereof), in shares of our common stock unless, on the date of such payment, the shelf registration statement referred to below is effective or is no longer required to be effective.

     If, as a matter of law, we are not able to issue our common stock in payment of the mandatory redemption price, then we may, at our option, cause the Series D Preferred Stock to be converted on the mandatory redemption date into the same number of shares of our common stock as we could otherwise have issued in satisfaction of the mandatory redemption price. We shall give the holders of the Series D Preferred Stock notice at least 30 days prior to the mandatory redemption date of (i) the form of consideration we will use to make payments due on the mandatory redemption date and (ii) if any such payments are to be made in common stock, whether we will issue such common stock or convert the Series D Preferred Stock into common stock. No fractional shares of common stock will be delivered to the holders of the Series D Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock. The amount of such cash adjustment will be determined based on the proceeds received by the transfer agent from the sale of that number of shares of our common stock, which we will deliver to the transfer agent for such purpose, equal to the aggregate of all such fractions (rounded up to the nearest whole share).

     The transfer agent is authorized and directed in the Series D Preferred Stock schedule to sell such shares at the best available prices and distribute the proceeds to the holders in proportion to their respective interests therein. We will pay the expenses of the transfer agent with respect to such sale, including brokerage commissions. Any portion of any such payment that is declared and not paid through the delivery of shares of common stock will be paid in cash.

     We will make a public announcement no later than the close of business on the tenth business day prior to the Record Date for each dividend as to whether we will pay such dividend and, if so, the form of consideration we will use to make such payment.

     "Average Market Value" of our common stock means the arithmetic average of the Current Market Value of our common stock for the ten trading days ending on the second business day prior to (a) in the case of the payment of any dividend, the Record Date for such dividend and (b) in the case of any other payment, the date of such payment.

     "Current Market Value" of our common stock means the average volume-weighted daily trading price of our common stock as reported on the Nasdaq National Market or such other SEC-recognized national securities exchange or trading system which we may from time to time designate upon which the greatest number of our common stock is then listed or traded, for the trading day in question.

     Shares of Series D Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of law, have the status of authorized but unissued shares of our preferred stock undesignated as to series and may with any and all other authorized but unissued shares of our preferred stock be designated or redesignated and issued, as part of any series of our preferred stock.

CONVERSION RIGHTS

     At any time after the offering date, each share of Series D Preferred Stock will be convertible at any time, at the option of the holder thereof, into that number of shares of our common stock equal to $50.00 (the Liquidation Preference per share of Series D Preferred Stock) divided by the conversion price then applicable. A holder's right to convert shares of Series D Preferred Stock will terminate at the close of business on the business day preceding the mandatory redemption date and will be lost if not exercised prior to that time, unless we default in making the payment due upon redemption.

     The initial conversion price is $19.8303 per share. At that price, holders of the Series D Preferred Stock would receive 2.5214 shares of our common stock for each $50.00 liquidation preference of Series D Preferred Stock (that is, $50/$19.8303). The conversion price is subject to adjustment in certain events, including:

     - the payment of dividends (and other distributions) in our common stock on our common stock;

     - the issuance to all holders of our common stock of rights, warrants or options entitling them to subscribe for or purchase our common stock at less than the current market price (as calculated pursuant to the Series D Preferred Stock schedule);

     - subdivisions, combinations and reclassifications of our common stock;

     - distributions to all holders of our common stock of (i) evidences of our indebtedness, (ii) shares of any class of our capital stock, (iii) cash or (iv) other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to in the three clauses above and dividends and distributions paid in cash out of our accumulated deficit or retained earnings, unless the sum of all such cash dividends and distributions made and the amount of cash and the fair market value of other consideration paid in respect of any repurchases of our common stock by us or any of our subsidiaries, in each case within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the product of the then current market price of our common stock times the aggregate number of shares of our common stock outstanding on the record date for such dividend or distribution); and

     - upon a change of control, as described below.

     We are not required to make any adjustment of the conversion price until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then applicable par value per share of our common stock. In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

     In the case of certain consolidations or mergers to which we are a party or the transfer of substantially all of our assets, each share of Series D Preferred Stock then outstanding would become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of our common stock into which such share of Series D Preferred Stock might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of common stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

     No fractional shares of our common stock will be issued upon conversion; in lieu thereof, we will pay a cash adjustment based upon the closing price of our common stock on the business day prior to the conversion date.

     The holder of record of a share of Series D Preferred Stock at the close of business on a Record Date with respect to the payment of dividends on the Series D Preferred Stock will be entitled to receive such dividends with respect to such share on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date.

     A share of Series D Preferred Stock surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, our common stock or a combination thereof (depending on the method of payment that we have chosen to pay the dividend) in an amount equal to the dividend payable on such Dividend Payment Date.

ADJUSTMENT TO CONVERSION PRICE UPON CERTAIN CHANGES OF CONTROL

     If a change of control, as defined below, occurs, the conversion price shall be reduced for a period of 30 days commencing on the day we notify the holders of such change of control to the arithmetic average of the volume-weighted average daily trading prices of our common stock during ten trading days ending on the fifth business day prior to the date of the closing of the change of control, if that average is less than the conversion price then in effect. If the conversion price is reduced for such 30-day period, the holders of Series D Preferred Stock will have the option to exercise their conversion rights at such reduced conversion price during such period. After such 30-day period, the conversion price will be the conversion price prevailing immediately prior to the adjustment referred to in the preceding sentence.

     Subject to the following paragraph, a change of control will be deemed to have occurred if at any time after the original issuance of the Series D Preferred Stock any of the following transactions occurs and less than 50% of the consideration to be received by holders of our common stock therein (excluding amounts payable in respect of appraisal rights and cash in lieu of fractional shares) consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market:

     - the acquisition by any person of beneficial ownership of 80% or more of both the total voting power and value of all shares of our capital stock entitled to vote generally in elections of directors. Beneficial ownership may be acquired directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

     - our consolidation or merger with or into any other entity, any merger of another entity into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person or entity, other than:

         - any transaction pursuant to which holders of our voting stock immediately prior to such transaction are entitled to exercise, directly or indirectly, 20% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving entity immediately after such transaction, or

         - any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     "Beneficial owner" will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13d-3 of the Exchange Act.

     Within 30 days after the occurrence of a change of control, we will notify the holders of the Series D Preferred Stock of any change of control resulting in an adjustment to the conversion price.

VOTING RIGHTS

     Holders of shares of the Series D Preferred Stock have no voting rights, except as required by law and upon the occurrence of a voting rights triggering event. The accumulation of accrued and unpaid dividends on the outstanding Series D Preferred Stock in an amount equal to six consecutive quarterly dividends constitutes a voting rights triggering event, giving the holders of a majority of the outstanding shares of Series D Preferred Stock the right to elect such number of members to our board of directors constituting at least 20% of the then existing board of directors before such election (rounded to the nearest whole number). However, such number shall be no less than one nor greater than two, and the number of members of our board of directors will be immediately and automatically increased by one or two, as the case may be. Voting rights arising as a result of a voting rights triggering Event will continue until all dividends in arrears on the Series D Preferred Stock are paid in full, at which time the term of office of any such members of the Board of Directors so elected shall terminate and such directors shall be deemed to have resigned.

     In addition, the Series D Preferred Stock schedule provides that without the approval of holders of at least 66 2/3% of the shares of Series D Preferred Stock then outstanding, voting or consenting, as the case may be, as one class:

     - we will not authorize any class of Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase shares of any class or series of Senior Securities, and

     - we may not amend the Series D Preferred Stock schedule or bye-laws so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series D Preferred Stock or authorize the issuance of any additional shares of Series D Preferred Stock.

     The Series D Preferred Stock schedule also provides that:

     - except as set forth above with respect to Senior Securities, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any Series D Preferred Stock, shall not require the consent of the holders of Series D Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Series D Preferred Stock, and

     - we will not require the consent of the holders of Series D Preferred Stock to authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Without the vote or consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock, we may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless:

     - the entity formed by such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of Bermuda, the United States or any State thereof or the District of Columbia;

     - if we are not the resulting entity, the Series D Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Series D Preferred Stock had immediately prior to such transaction; and

     - immediately after giving effect to such transaction, no voting rights triggering event has occurred and is continuing.

     The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of the Series D Preferred Stock schedule.

     Except as described herein, the Series D Preferred Stock schedule does not provide the holders of the Series D Preferred Stock with any special protection in the event of a takeover, recapitalization or similar transaction which could adversely affect our capital structure or the value of the Series D Preferred Stock or our common stock.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our company or reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of the Series D Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to the Liquidation Preference per share of Series D Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock), before any distribution is made on any Junior Securities, including, without limitation, common stock.

     After payment in full of the Liquidation Preference and all accrued dividends and Liquidated Damages, if any, to which holders of Series D Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of our assets. If, upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the amounts payable with respect to the Series D Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series D Preferred Stock and the Parity Securities will share equally and ratably in any distribution of our assets in proportion to the full Liquidation Preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets nor our consolidation or merger with or into one or more entities will be deemed to be a voluntary liquidation, dissolution or winding-up or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of our business or reduction or decrease in capital stock.

     The Series D Preferred Stock schedule does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series D Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Series D Preferred Stock. Consequently, there will be no restriction upon our surplus solely because the liquidation preference of the Series D Preferred Stock will exceed the par value thereof and there will be no remedies available to holders of the Series D Preferred Stock before or after the payment of any dividend, other than in connection with our liquidation, solely by reason of the fact that such dividend would reduce our surplus to an amount less than the difference between the liquidation preference of the Series D Preferred Stock and its par value.

COVENANT TO REPORT

     We will, pursuant to the Series D Preferred Stock schedule, file with the transfer agent within 15 days after we file them with the SEC, copies of the annual, quarterly and current reports and the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports").

     In the event we are not required or shall cease to be required to file SEC Reports pursuant to the Exchange Act, we will nevertheless continue to file such reports with the SEC (unless the SEC will not accept such a filing). Whether or not required by the Exchange Act to file SEC Reports with the SEC, so long as any shares of Series D Preferred Stock are outstanding, we will furnish copies of the SEC Reports to the holders of Series D Preferred Stock at the time we are required to make such information available to the transfer agent and to prospective investors who request it in writing.

     In addition, we have agreed that, for so long as any shares of Series D Preferred Stock remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Under the registration rights agreement entered into between us and the initial purchasers of the Series D Preferred Stock, we have agreed to maintain the effectiveness of such shelf registration statement for a period ending on the earlier of the second anniversary of the original issuance of the Series D Preferred Stock and the date when all Transfer Restricted Securities covered by the shelf registration statement have been sold.

     In the event of a Registration Default (as defined below) we have agreed to pay to each holder of Transfer Restricted Securities Series D Preferred Stock liquidated damages ("Liquidated Damages").

     A "Registration Default" occurs and triggers the Liquidated Damages in the event that (i) we fail to file a shelf registration statement within 90 days after the closing of this offering, (ii) such shelf registration statement is not declared effective on or prior to the date that is 180 days after the consummation of the offering or (iii) such shelf registration statement is declared effective but thereafter ceases to be effective or usable for any period of ten consecutive trading days or for any 20 days in any 180-day period in connection with resales of Transfer Restricted Securities (provided, that we will have the option of suspending the effectiveness of the shelf registration statement or notifying holders of Transfer Restricted Securities that the shelf registration statement shall be deemed to not be effective (in which case the shelf registration statement shall not be considered "effective" for the purposes of the Series D Preferred Stock provisions), without becoming obligated to pay Liquidated Damages for periods of up to a total of 60 days in any calendar year if our board of directors determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the shelf registration statement at such time could reasonably be expected to have an adverse effect on us or a pending corporate transaction).

     "Transfer Restricted Securities" for this purpose, means each share of Series D Preferred Stock and each share of common stock issuable upon conversion of the Series D Preferred Stock or in satisfaction of any dividend on the Series D Preferred Stock until (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (b) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

     Liquidated Damages, if any:

     - will be paid at a rate of 0.25% of the Liquidation Preference of the Series D Preferred Stock constituting Transfer Restricted Securities;

     - accrue from the date of the Registration Default to and including the 90th day following such Registration Default and, increase by 0.25% for each subsequent 90 day period;

     - may not exceed 1.00% of the Liquidated Preference of the Series D Preferred Stock; and

     - will be paid in cash on each Dividend Payment Date specified in the Series D Preferred Stock annex with respect to shares of Series D Preferred Stock.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     We will provide to each holder of Series D Preferred Stock copies of the prospectus which will be a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain actions as are required to permit unrestricted resales of the Series D Preferred Stock (and the common stock into which the Series D Preferred Stock is convertible). A Holder of Transfer Restricted Securities selling such securities pursuant to the shelf registration statement is generally required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

FORM AND DENOMINATION

     Global Shares; Book Entry Form.   Shares of Series D Preferred Stock have
been evidenced by one or more global certificates (the "Global Certificate") which have been deposited with, or on behalf of, the Depository Trust Company (the "Depositary" or "DTC") and registered in the name of Cede & Co., as nominee of the Depositary. Except as set forth below, record ownership of the Global Certificate may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     Owners of a beneficial interest in the Global Certificate may hold their interest in the Global Certificate directly through the Depositary if such holder is a participant in the Depositary or indirectly through organizations that are participants in the Depositary. Persons who are not participants may beneficially own interests in the Global Certificate held by the Depositary only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of the Depositary, is the registered owner of the Global Certificate, Cede & Co. for all purposes will be considered the sole holder of the Global Certificate.

     Investors who purchase shares of Series D Preferred Stock in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the Global Certificate directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream will hold interests in the Global Certificate on behalf of their participants through their respective depositaries, which in turn will hold the interests in the Global Certificate in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

     The shares of Series D Preferred Stock represented by the Global Certificate are exchangeable for certificates in definitive form (the "Definitive Securities") of like tenor as such Series D Preferred Stock if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Certificate and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (ii) we determine at any time in our discretion not to have all of the shares of Series D Preferred Stock represented by the Global Certificate. Any shares of Series D Preferred Stock that are exchangeable pursuant to the preceding sentence are exchangeable for Definitive Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Certificate is not exchangeable, except for a Global Certificate of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless we determine otherwise in accordance with applicable law) and will be subject, with respect to such shares of Series D Preferred Stock, to the provisions of such legend.

     Payments of dividends on and any redemption price with respect to the Global Certificate will be made to the Global Certificate holder or its nominee, as registered owner of the Global Certificate, by wire transfer of immediately available funds on each Dividend Payment Date or redemption date, as applicable. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We have been informed by the Depositary that, with respect to any payment of dividends on, or the redemption price with respect to, the Global Certificate, the Depositary's practice is to credit participants' accounts on the payment date therefor, with payments in amounts proportionate to their respective beneficial interests in the Series D Preferred Stock represented by the Global Certificate as shown on the records of the payments by participants to owners of beneficial interests in the Series D Preferred Stock represented by the Global Certificate held through such participants will be the responsibility of such participants, as is now the case with securities held for accounts of customers registered in "street name."

     So long as the Depositary or its nominee is the registered holder and owner of the shares of Series D Preferred Stock, the Depositary or such nominee, as the case may be, will be considered the sole legal owner of the shares of Series D Preferred Stock represented by the Global Certificate for all purposes under the relevant schedule to our Bye-laws. Except as set forth below, owners of beneficial interests in the Global Certificate will not be entitled to receive Definitive Securities and will not be considered to be the legal owners or holders of any shares of Series D Preferred Stock under the Global Certificates. No beneficial owner of any interest in the Global Certificates will be able to transfer the interest except in accordance with the Depositary's procedures, in addition to those provided for under the relevant schedule to our Bye-laws and, if applicable, those of Euroclear and Clearstream.

     Transfers between participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Certificate to such persons may be limited. Because the Depositary can only act on behalf of a beneficial interest in the Series D Preferred Stock represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Certificate in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Certificate from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in the Global Certificate settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global debenture by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that the Depositary, as the legal owner of the shares of Series D Preferred Stock, will follow the instructions of any participant with respect to the shares corresponding to the interests in the Global Certificate credited to the account of that participant.

     Neither we nor the transfer agent will have responsibility for the performance of the Depositary, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Depositary has advised us that it will take any action permitted to be taken by a holder of Series D Preferred Stock (including, without limitation, the presentation of Depositary interests in the Global Certificate are credited, and only in respect of the Series D Preferred Stock represented by the Global Certificate as to which such participant or participants has or have given such direction).

     The Depositary has also advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17a of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Series D Preferred Stock. Certain of such participants (or their representatives), together with other entities, own the Depositary. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures, they are under no obligation to perform or to continue to perform such procedures and they may discontinue such procedures at any time. Neither we nor the transfer agent will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                          DESCRIPTION OF COMMON STOCK

     We have authorized 750,000,000 shares of common stock, par value $.01 per share. As of December 31, 1999, we had 245,030,237 shares of common stock outstanding.

BERMUDA LAW

     The following discussion is based upon the advice of Appleby, Spurling & Kempe, our Bermuda counsel.

     We were incorporated as an exempted company under the Companies Act. Accordingly, the rights of our shareholders are governed by Bermuda law and our Memorandum of Association and Bye-Laws.

     The following is a summary of certain provisions of Bermuda law and our organizational documents. You should note that this summary is not a comprehensive description of such laws and documents and that it is qualified in its entirety by appropriate reference to Bermuda law and to our organizational documents.

        Dividends.   Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

        Voting Rights.   Under Bermuda law, questions brought before a general
meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as the Companies Act or our Bye-Laws prescribe). Each shareholder has one vote, irrespective of the number of shares held, unless a poll is requested.

     Our Bye-Laws provide that, subject to the provisions of the Companies Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast. Each shareholder present, or person holding proxies for any shareholder, is entitled to one vote. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held.

     A poll may only be requested under our Bye-Laws by:

     - the Chairman of the meeting,

     - at least three shareholders present in person or by proxy,

     - any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting, or

     - a shareholder or shareholders, present in person or by proxy, holding our voting shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such voting shares.

        Rights in Liquidation.   Under Bermuda law, in the event of liquidation,
dissolution or winding up of a company, the proceeds of such liquidation, dissolution or winding up are distributed pro rata among the holders of common stock. However, such distribution may only be effected after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock.

        Meetings of Shareholders.   Under Bermuda law, a company is required to
convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of such of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our Bye-Laws, at least 20 days' notice of the annual general meeting and at least 30 days' notice of any special general meeting must be given to each shareholder.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. Our Bye-Laws provide that the presence in person or by proxy of the holders of more than 50% of our voting capital stock constitutes a quorum.

        Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to the company's memorandum of association.

     Under Bermuda law, the shareholders have the additional right to inspect the Bye-Laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.

     A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Election or Removal of Directors.   Under Bermuda law and our Bye-Laws,
directors are elected at the annual general meeting or until their successors are elected or appointed, unless they are earlier removed or resign.

     Under Bermuda law and our Bye-Laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

        Amendment of Memorandum of Association and Bye-Laws.   Bermuda law
provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of shares cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favour of the amendment.

        Appraisal Rights and Shareholder Suits.   Under Bermuda law, in the
event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by

     - the board of directors,

     - a meeting of the holders of shares of the amalgamating company of which they are directors,

     - a meeting of the holders of each class of such shares, and

     - the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of

     - is alleged to be beyond the corporate power of the company,

     - is illegal, or

     - would result in the violation of the company's memorandum of association or Bye-Laws.

     Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

                                    TAXATION

     This summary of material United Stated Federal income tax considerations is based upon current (as of the date of this prospectus) laws, treaties, cases, regulations and rulings, all of which are subject to change, possibly with retroactive effect. It assumes that the stock is a capital asset in the hands of the holder. It does not consider all the tax issues that might be relevant to an investor or that depend upon an investor's particular circumstances.

     Prospective investors should consult their own professional advisors about the tax consequences of acquiring, holding and disposing of the Series D Preferred Stock under the laws of the jurisdictions in which they are subject to taxation.

     The legal conclusions set forth below in the discussion of U.S. tax law are the opinions of Willkie Farr & Gallagher, our U.S. counsel. The summary of certain Bermuda tax consequences is the opinion of Appleby, Spurling & Kempe, our Bermuda counsel.

UNITED STATES TAX CONSIDERATIONS

     Taxation of United States Holders of Series D Preferred Stock.   This
section discusses certain rules applicable to a holder of stock that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of stock who or that is

     - an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes,

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia),

     - an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or

     - a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis.

     Certain U.S. Federal income tax consequences relevant to a holder other than a United States Holder (a "non-U.S. Holder") are discussed separately below.

     A dividend payment on the stock will be taxable as ordinary dividend income to the extent it is paid out of our current or accumulated earnings and profits. Payments in excess of earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's tax basis in the stock. These payments will reduce the tax basis at which the stock is held. Payments in excess of tax basis will be treated in the same manner as gains arising from a sale or other disposition of the Series D Preferred Stock, as discussed below. Dividends on the Series D Preferred Stock paid with common stock will be taxed in the same manner as a cash distribution in an amount equal to the fair market value of such stock. Certain adjustments to the conversion price of the Series D Preferred Stock also would be taxed as if they were cash distributions, generally equal in amount to the fair market value of any increase in proportionate interest in us caused by the adjustment.

     Because we are a foreign corporation, the dividend payments will not be eligible for the inter-corporate dividends-received deduction.

     Subject to the discussion below on passive foreign investment companies ("PFICs"), any gain or loss recognized by a United States Holder on the sale or other disposition of stock will be capital gain or loss. Such capital gain or loss will be long-term or short-term depending on the holding period for the stock. A United States Holder will also generally recognize capital gain or loss upon a redemption of stock for cash.

     Notwithstanding the foregoing, on a redemption of Series D Preferred Stock, in certain limited circumstances (primarily those involving United States Holders whose proportionate interests in us remain the same or increase after the redemption, and those involving United States Holders with significant interests in us whose interests in us are not materially reduced as a result of the redemption), such United States Holders may be required to treat any payments received with respect to such redemption as a dividend (taxable as described above) in whole or in part, without offset for such United States Holder's basis in the Series D Preferred Stock, and may not be entitled to recognize a loss on such redemption.

     The conversion of Series D Preferred Stock into our common stock or the receipt of solely common stock on a Provisional, Optional or Mandatory Redemption would not be a taxable event. If both cash and common stock are received in a redemption, subject to the discussion below on PFICs, the United States Holder would realize a gain (which under certain limited circumstances may be taxed as ordinary dividend income) equal to the amount by which the fair market value of our common stock and the cash received exceeded his tax basis in the preferred stock surrendered. However, the gain recognized for tax purposes would be the lesser of (x) the gain realized or (y) the cash received.

     Different rules, however, would apply if we were a PFIC. A PFIC is a foreign corporation (1) 75% or more of whose income is passive or (2) 50% or more of whose assets produce or are held to produce passive income. We believe that we have not been a PFIC and will not become one.

     Very generally, if we were a PFIC, a United States Holder of Series D Preferred Stock would be subject to a tax-deferral charge on gain on a disposition of such stock and on certain "excess distributions" received from us. Any such gains or excess distributions would be taxable at ordinary income rates. Alternatively, the United States Holder could elect to include in his taxable income his pro rata share of our ordinary earnings and net capital gain for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by us). If we become a PFIC, we will notify our shareholders, and we will undertake to provide each United States Holder with the information needed to make such election and to determine the pro rata share of our ordinary earnings and net capital gain applicable to our stock. If we are a PFIC, each United States Holder should consult their professional tax advisors regarding alternative types of treatment.

     Taxation of Non-U.S. Holders of Stock.   We expect that a non-U.S. Holder
will not be subject to U.S. Federal income taxation on distributions received from us unless those distributions are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. A non-U.S. Holder will be subject to U.S. Federal income taxation on gains realized on a sale or exchange of Series D Preferred Stock that are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. Also, an individual non-U.S. Holder who is present in the United States for 183 days or more during the year of sale will be subject to U.S. Federal income taxation on gains realized on a sale or exchange of Series D Preferred Stock that are not effectively connected with the conduct by the individual of a trade or business in the United States if (i) the individual has a tax home in the United States and the sale of the stock is not attributable to an office or fixed place of business maintained by the individual outside the United States or (ii) the individual does not have a tax home in the United States and the sale of the stock is attributable to an office or fixed place of business maintained by the individual in the United States. The determination of whether a non-U.S. Holder is engaged in the conduct of a trade or business in the United States or whether the sale of a non-U.S. Holder's stock is attributable to an office or fixed place of business of the non-U.S. Holder in the United States depends on the facts and circumstances of each case. Each prospective non-U.S. Holder should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. Federal income taxation.

     United States Federal Income Taxation of Loral.   Loral is not incorporated
under the laws of the United States or any of its political subdivisions. Loral will be subject to United States Federal income tax at regular corporate rates (and to United States branch profits tax) on its income that is effectively connected with the conduct of a trade or business within the United States and will be required to file Federal income tax returns with respect to that income. We expect that a significant portion of our worldwide income will not be subject to tax by the United States. The United States Treasury Department is, however, engaged in a project to draft and propose regulations that may recharacterize a substantial portion of our income as derived from U.S. sources and as effectively connected with a U.S. trade or business so as to subject that income to regular U.S. Federal income tax and a 30% branch profits tax. We cannot predict the outcome of that regulatory project.

     The worldwide income of any of our U.S. subsidiaries will be subject to regular U.S. Federal income taxation. In addition, a 30% U.S. withholding tax will be imposed on dividends and interest paid by such corporations to Loral.

BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the holders of Series D Preferred Stock or our common stock (other than such holders ordinarily resident in Bermuda) in respect of their investment in the stock.

     We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda, any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or our other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such Series D Preferred Stock or other obligations, or to any land we lease or let in Bermuda.

     We are liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon our assessable capital which fee will not exceed BD$27,825.

     We have been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the Series D Preferred Stock has been obtained. The transfer of stock between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of stock to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes may require specific authorization under that Act. We, by virtue of being a non-resident of Bermuda for exchange control purposes, are free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the Series D Preferred Stock.

     The Series D Preferred Stock does not provide for additional payments by us following a change in the tax laws or rules of Bermuda that is adverse to the holders of Series D Preferred Stock or our common stock.

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

     Any portion of our income from sources outside the United States, realized through Globalstar or otherwise, may be subject to taxation by foreign countries and the extent to which these countries may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. However, based upon our review of current tax laws, including applicable international tax treaties of certain countries that we believe to be among our key potential markets, we expect that a significant portion of our worldwide income will not be subject to tax by Bermuda or by the other foreign countries from which we derive our income.

                              SELLING STOCKHOLDERS

     We originally issued and sold the Series D Preferred Stock in February 2000 to Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., ING Barings LLC, C.E. Unterberg, Towbin, Credit Lyonnais Securities (USA) Inc. and SG Cowen Securities Corporation, in a private placement. The Series D Preferred Stock was then resold by those initial purchasers in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act) and to a limited number of institutional accredited investors (as defined in Rule 501(A) under the Securities Act). The selling stockholders listed below may, pursuant to this prospectus, from time to time offer and sell the number of shares of Series D Preferred Stock listed below and/or the number of shares of common stock into which such Series D Preferred Stock has been converted (the "Conversion Shares") or that may be issued in connection with dividend, redemption or other payments thereon (the "Payment Shares"). The Conversion Shares are also listed below.

                                                SHARES OF       CONVERSION
SELLING STOCKHOLDERS                         PREFERRED STOCK      SHARES
--------------------                         ---------------    ----------
Warburg Dillon Read LLC....................      763,000        1,923,824
RAM Trading Ltd. ..........................      150,000          378,209
SAM Investments Ldc........................      100,000          252,139
JMG Triton Offshore Fund, Ltd. ............       78,750          198,560
JMG Capital Partners, LP...................       18,750           47,276
Triton Capital Investments, Ltd. ..........       15,000           37,821

     The information concerning the selling stockholders may change from time to time. If required, such changes will be set forth in accompanying supplements to this prospectus. Because the selling stockholders may offer all or some portion of the common stock and/or preferred stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of common stock or preferred stock, we cannot predict the number of shares of common stock and preferred stock that will be held by the selling stockholders upon termination of this offering.

                              PLAN OF DISTRIBUTION

     The Series D Preferred Stock, the Conversion Shares and the Payment Shares (collectively, the "Securities") offered pursuant to this prospectus may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the Securities for whom they may act as agent. The selling stockholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold from time to time by the selling stockholders, or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. The Securities may be disposed of from time to time in one or more transactions through any one or more of the following:

     - a block trade, in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     - ordinary brokerage transactions and transactions, in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of such exchange or transactions in the over-the-counter market;

     - the writing of options on the Securities;

     - by the purchasers directly;

     - sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders or such successors in interest and/or from the purchasers of the Securities for whom they may act as agent; and

     - the pledge of the Securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Securities or interest therein.

     In addition, the Securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

     There is no assurance that any selling stockholder will sell any or all of the Securities offered by it hereunder or that any such selling stockholder will not transfer, devise or gift such Securities by other means not described herein.

     Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The selling stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Securities, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     In the event of any such offering, we will distribute a revised prospectus or prospectus supplement, if required, which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Securities.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the selling stockholders.

     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling stockholders and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for certain periods prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the terms of the registration rights agreement dated February 18, 2000, between us and the initial purchasers (the "Registration Rights Agreement"), holders of the Series D Preferred Stock covered by a shelf registration statement, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Pursuant to the Registration Rights Agreement, we have agreed to pay substantially all expenses of the registration, offering and sale of the Series D Preferred Stock to the public, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts, selling commissions and related fees, if any.

                                 LEGAL MATTERS

     The validity of the Series D Preferred Stock, the Conversion Shares and the Payment Shares will be passed upon for us by Appleby, Spurling & Kempe, Hamilton, Bermuda. The legal conclusions regarding U.S. tax law will be passed upon for us by Willkie Farr & Gallagher, our U.S. counsel. As of December 31, 1999, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 110,000 shares of common stock. Mr. Robert B. Hodes is counsel to the law firm of Willkie Farr & Gallagher, a director of Loral and Globalstar Telecommunications Limited and a member of the Executive and Audit Committees of the Boards of Directors of both Loral and Globalstar Telecommunications Limited.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Loral and the consolidated financial statements of Globalstar incorporated in this prospectus by reference from Loral's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Securities and Exchange Act of 1934, with the SEC and are incorporated herein by reference:

     - Loral's Annual Report on Form 10-K for the year ended December 31, 1999 and Globalstar's consolidated financial statements included in Globalstar Telecommunications Limited and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1999; and

     - Loral's Current Report on Form 8-K, filed on February 1, 2000;

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the Series D Preferred Stock and common stock under this prospectus is completed.

     We will provide, upon request, without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Loral Space & Communications Ltd., c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016, Attn:
Secretary, (212) 697-1105.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC and have filed a registration statement with the SEC on Form S-3 to register these securities. Since this prospectus does not contain all of the information included in the registration statement you may wish to refer to the registration statement and its exhibits for further information about us and the registered securities.

     You can access our SEC filings electronically at www.sec.gov, and can read and copy our filings at the SEC's Public Reference Room (800-SEC-0330) at 450 Fifth Street, N.W., Washington, D.C. 20549.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                       ----------------------------------
                               TABLE OF CONTENTS
                       ----------------------------------

                                      PAGE
                                      ----
Prospectus Summary..................     1
Risk Factors........................     5
Forward-Looking Statements..........    17
Ratios..............................    18
Use of Proceeds.....................    18
Description of Indebtedness.........    19
Description of Preferred Stock......    21
Description of Common Stock.........    36
Taxation............................    40
Selling Stockholders................    44
Plan of Distribution................    45
Legal Matters.......................    47
Experts.............................    47
Incorporation of Certain Documents
  by Reference......................    48
Where You Can Find More
  Information.......................    48

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               [LORAL SPACE LOGO]

                                8,000,000 SHARES
                           OF 6% SERIES D CONVERTIBLE
                           REDEEMABLE PREFERRED STOCK
                                    DUE 2007
                                      AND
                              20,171,152 SHARES OF
                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                                            , 2000

                           -------------------------

             ------------------------------------------------------
             ------------------------------------------------------

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED APRIL 12, 2000

PRELIMINARY PROSPECTUS

                       LORAL SPACE & COMMUNICATIONS LTD.

                       45,896,978 SHARES OF COMMON STOCK

                            ------------------------

     The shares of common stock offered under this prospectus are owned by Lockheed Martin Investments, Inc., a wholly owned subsidiary of Lockheed Martin Corporation.

     Lockheed Martin and any of its affiliates may deliver this prospectus when they offer or sell their shares of our common stock. After that, the shares will be free of restrictions under the securities laws. Buyers who purchase from Lockheed Martin will receive unlegended, freely tradeable common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "LOR." On April 11, 2000, the last reported sale price of our common stock was $9.4375 per share.

     OWNERS OF THE COMMON STOCK FACE BUSINESS AND FINANCIAL RISKS. A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              , 2000

                               PROSPECTUS SUMMARY

     The following is only a summary of some of the important terms of the offering described in this prospectus. The main body of this prospectus, as well as documents and financial statements that are incorporated by reference, contain more detailed information regarding Loral. Loral is referred to in this prospectus as "we," "our," "us," or "Loral." In the context of our business activities, these terms refer to both Loral, the parent company, and its operating subsidiaries, divisions and affiliates.

     We are a holding company. Our principal operating subsidiaries are: Loral Skynet, a division of Loral SpaceCom Corporation; Loral CyberStar, Inc. (formerly known as Loral Orion, Inc.), which we refer to as Loral CyberStar; Space Systems/Loral, our satellite manufacturing company, known as SS/L; and our 82% owned subsidiary CyberStar, L.P. We refer to Loral CyberStar and CyberStar, L.P., which implement our data services business, collectively as the Loral CyberStar Group. Loral's principal operating affiliates, which are less than 50% owned, are Satelites Mexicanos, S.A. de C.V., referred to as Satmex, Europe*Star Limited, referred to as Europe*Star and Globalstar, L.P., referred to as Globalstar.

     Loral is one of the world's leading satellite communications companies, with substantial activities in satellite manufacturing and satellite-based communications services. Loral has assembled the building blocks necessary to provide a seamless, global networking capability for the information age. Loral's four operating segments are: fixed satellite services, broadband data services, satellite manufacturing and technology and global mobile telephone services.

     The address of Loral SpaceCom Corporation, our principal U.S. operating subsidiary, is 600 Third Avenue, New York, New York 10016. Its telephone number is (212) 697-1105.

                                  THE OFFERING

Common Stock offered by
   Lockheed Martin............    45,896,978 shares

Common Stock outstanding prior
   to offering(1).............   295,442,287 shares

Common Stock outstanding after
   offering(1)................   295,442,287 shares

     For detailed information regarding the Common Stock, you should refer to the section of this prospectus called "Description of Common Stock."

                                  RISK FACTORS

     An investment in our Common Stock involves risks that should be considered by prospective investors. These risks are discussed in the section of this prospectus called "Risk Factors."
---------------

(1) As of March 31, 2000 and does not include shares of our Common Stock issuable upon exercise of options and warrants and upon conversion of our convertible preferred stock.

                                  RISK FACTORS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors summarized below.

WE HAVE SUBSTANTIAL DEBT AND GUARANTEE OBLIGATIONS.

     We and our subsidiaries and operating affiliates have a significant amount of outstanding debt and guarantee obligations. As of December 31, 1999:

     - Our consolidated total debt was $2.0 billion, of which $1.0 billion was recourse to the Loral parent company or our principal operating subsidiary, Loral SpaceCom Corporation.

     - Our unconsolidated affiliate, Globalstar, had $1.45 billion principal amount of senior notes outstanding, $400 million of term loans outstanding under its $500 million credit facility and vendor financing of $394 million, of which $282 million was provided by SS/L. Two of our subsidiaries have guaranteed Globalstar's obligations under its $500 million credit facility and secured their guarantees by a pledge of their stock, the Telstar 6 and Telstar 7 satellites and certain other assets. SS/L has guaranteed $11.7 million under Globalstar's $250 million credit facility, and Loral has agreed to reimburse Lockheed Martin Corporation up to $56 million if Lockheed Martin is required to fund its guarantee of that credit facility, which is currently undrawn.

     - Satmex, our 49%-owned Mexico affiliate, had total debt of $588 million. We have agreed to maintain certain assets in a trust to collateralize an obligation of Servicios Corporativos Satelitales, S.A. de C.V., the parent company of Satmex, in which we have a 65% interest. This obligation has an initial face amount of $125 million which accretes at 6.03% over a seven-year period, expiring in December 2004.

     We intend to use our available cash ($240 million at December 31, 1999) and the net proceeds from our February 2000 offering of the Series D Preferred Stock to help pay for the growth and operation of our businesses. If any of our subsidiaries or affiliates finds itself faced with an imminent default, we may be faced with a choice between providing additional support to that company or accepting the loss of some or all of our equity investment.

THE ABILITY OF OUR SUBSIDIARIES AND AFFILIATES TO PAY DIVIDENDS TO US OR OTHERWISE SUPPORT OUR OBLIGATIONS IS LIMITED BY THE TERMS OF THEIR DEBT INSTRUMENTS.

     For example, under the terms of Loral SpaceCom Corporation's credit facility, it may pay dividends to us only if cumulative dividend payments do not exceed 50% of its cumulative consolidated net income and the ratio of its funded debt to EBITDA is less than

3.0 to 1.0. Loral SpaceCom Corporation's ability to repay cash advances made to it by its parent is also limited to $70 million and is further subject to there being at least $700 million in shareholders' equity.

OUR CONSUMER BROADBAND AND STREAMING MEDIA STRATEGIES ARE SUBJECT TO SUBSTANTIAL FINANCING AND EXECUTION RISKS.

     We have recently announced our consumer broadband and streaming media strategies and are only now taking steps toward their implementation. Although we estimate that these projects will require an investment of approximately $3.5 billion, these projected costs are not based on bids from third parties, but rather on our own experience and estimates, so the actual cost could be considerably more. We do not have sufficient funds on hand to finance our anticipated share of these costs. We expect third party strategic partners to bear a significant portion of these costs and to provide critical resources such as access to technology, content and customers, but we have no firm commitments from any prospective strategic partners at this time.

     We will face significant competition in both these businesses from terrestrial fiber optic, digital subscriber lines, or DSL, and broadband wireless Internet Service Providers, or ISPs, as well as from competing broadband satellite service providers. Competing satellite services providers will include Hughes Network Systems, in which America Online, the nation's largest ISP, has made a $1.5 billion investment in connection with a strategic alliance. We expect to compete with Hughes and other satellite-based broadband data services providers not only for customers but also for relationships with key content and equipment providers and marketing partners and for access to the capital markets.

     The streaming and multicast media services we plan to offer are new, and our predictions of rising demand for, and our manner of delivering, these services may be inaccurate. Moreover, our business plan depends on the development and volume production of low-cost customer premises equipment, and this might not occur.

THE GLOBALSTAR SYSTEM HAS JUST COMMENCED OPERATIONS AND WE CANNOT PREDICT CUSTOMER DEMAND FOR THE SERVICE.

     Since telephone systems using low-earth orbit satellites are a new commercial technology, we cannot predict demand for Globalstar's service. The first company to launch service in this industry, Iridium L.L.C., filed for bankruptcy in August 1999. More recently, Iridium announced that it was terminating commercial service on March 17, 2000 and that it was commencing the process of liquidating its assets. If Globalstar fails to generate sufficient cash flow from operations through the marketing efforts of its service providers, it will be unable to fund its operating costs or service its debt.

GLOBALSTAR DEPENDS ON SERVICE PROVIDERS TO MARKET ITS SERVICE AND IMPLEMENT IMPORTANT PARTS OF ITS SYSTEM AND ON OTHER THIRD PARTIES TO COMPLETE ITS SYSTEM.

     Globalstar depends on independent service providers to supply ground equipment and user terminals and to market Globalstar service in each country where it plans to operate, and we cannot be sure that these service providers will be successful. We expect that these service providers will operate in 125 countries, many of which have developing economies. Globalstar's strategy of focusing on areas that lack basic telephone service exposes it to the risk that customers in these countries will not be able to afford the service.

     Globalstar currently has no service provider for several important regions and countries, including India, Malaysia, Indonesia, the Philippines and other parts of Southeast Asia. If Globalstar cannot enlist suitable service providers in these territories, it will not be able to offer service in those areas.

     Globalstar service providers could fail to obtain local partners; to acquire, install or adequately maintain and operate the Globalstar gateways; or to obtain the regulatory licenses needed for service in their countries. If Globalstar is unable to offer service in any particular region or country, it will not benefit from the potential demand in that region or country.

IF OUR BUSINESS PLAN DOES NOT SUCCEED, OUR OPERATIONS MIGHT NOT GENERATE ENOUGH CASH TO PAY OUR OBLIGATIONS.

     For the year ended December 31, 1999, we had a deficiency of earnings to cover fixed charges of $192 million. In addition to our debt service requirements, our core businesses are capital intensive and need substantial investment before returns on investment can be realized. For example, construction of satellites to expand our fixed satellite services business and to implement our broadband data services business will require us to make significant expenditures. Loral CyberStar also anticipates that it will have additional funding requirements in excess of cash from operations to fund the purchase of very small aperture terminals, or VSATs, other capital expenditures, senior note interest payments and other operating needs, which it will need to secure from us or externally. We are subject to substantial financial risks from possible delays or reductions in revenue, unforeseen capital needs or unforeseen expenses. Our ability to meet our obligations and execute our business plan could depend upon our ability, and that of our operating subsidiaries and affiliates, to raise cash in the capital markets. We cannot be certain that this source of cash will be available in the future on favorable terms, if at all.

LAUNCH FAILURES HAVE DELAYED SOME OF OUR OPERATIONS IN THE PAST AND MAY DO SO AGAIN IN THE FUTURE.

     We depend on third parties, in the United States and abroad, to launch our satellites. Satellite launches are risky, and launch attempts have ended in failure. We ordinarily insure against launch failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and the launch vehicle used. Our insurance typically does not cover business interruption, and so launch failures result in uninsured economic losses. Replacement of a lost satellite typically requires up to 18 months from the time a contract is executed until the launch date of the replacement satellite.

     On May 4, 1999, the Orion 3 broadcast communications satellite was placed into a lower-than-expected orbit after its launch on a Boeing Delta III rocket. According to Boeing, the Delta III rocket apparently failed to complete its second stage burn, and, as a result, the satellite, manufactured by Hughes Space and Communications Corporation, achieved an orbit well below the planned final altitude. As a result, the satellite cannot be used for its intended purpose. This loss resulted in Loral CyberStar having to refund approximately $34 million to DACOM Corporation, representing the amount of the prepayments made by DACOM towards its purchase of eight transponders on Orion 3.

     In September 1998, a malfunction of a Zenit 2 rocket resulted in the loss of 12 Globalstar satellites shortly after lift-off from Kazakhstan and resulted in a significant delay in Globalstar's program schedule.

AFTER LAUNCH, OUR SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURE, WHICH MAY RESULT IN UNINSURED LOSSES.

     Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. Satellites are carefully built and tested and have certain redundant systems in case of failure. However, in-orbit failure may result from various causes including:

     - component failure;

     - loss of power or fuel;

     - inability to control positioning of the satellite;

     - solar and other astronomical events; and

     - space debris.

Repair of satellites in space is not feasible. Many factors affect the useful lives of our satellites. These factors include:

     - fuel consumption;

     - the quality of construction;

     - gradual degradation of solar panels; and

     - the durability of components.

     Although some failures may be covered in part by insurance, they may result in uninsured losses as well. For example, when Loral Skynet experienced the total loss of two satellites in 1994 and 1997 while under AT&T's ownership, it suffered a substantial drop in its profits due to the loss of these revenue producing assets. Moreover, because Globalstar has a large constellation and will have a number of spare satellites, Globalstar currently does not intend to insure its satellites against in-orbit failures.

     Some of the satellites we currently have in-orbit have experienced operational problems:

     - In November 1995, a component on Telstar 11 malfunctioned, resulting in a two-hour service interruption. Full service was restored using a back-up component. If the back-up component fails, Telstar 11 would lose a significant amount of usable capacity.

     - On April 28, 1999, Satmex's Solidaridad 1 satellite experienced a loss of its primary satellite control processor. Service was restored after 14 hours, using the backup satellite control processor. Failure of the backup satellite control processor would result in the loss of Solidaridad 1.

     A loss of transponders on a satellite can also adversely affect us. Prior to its acquisition by us, Loral Skynet sold several transponders outright to customers. Under the terms of the sales contracts, Loral Skynet continues to operate the satellites on which the transponders are located and provides a warranty for a period of 10 to 14 years. Depending on the contract, Loral Skynet may be required to replace any transponders failing to meet operating specifications. All customers are entitled to a refund equal to the reimbursement value in the event there is no replacement. The reimbursement value is determined based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period.

WE DEPEND HEAVILY ON SPACE SYSTEMS/LORAL FOR A LARGE PORTION OF REVENUE AND OPERATING INCOME.

     SS/L generates a significant part of our revenue and operating income. SS/L, in turn, has historically derived a large part of its revenue and operating income from a few customers. For example, in the year ended December 31, 1999, three of SS/L's customers accounted for approximately 25%, 18% and 13% of Loral's consolidated revenues. As a result, our revenue and operating results would be hurt if completed or canceled contracts are not promptly replaced with new orders. Some of SS/L's customers are start-up companies, and there can be no assurance that these companies will have the ability to fulfill their payment obligations under their contracts with SS/L.

     SS/L's accounting for long-term contracts sometimes requires adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on our results of operations in the period in which they are made. The estimates giving rise to these risks, which are inherent in long-term, fixed-price contracts, include the forecasting of costs and schedules, contract revenues related to contract performance, including revenues from orbital incentives, and the potential for component obsolescence due to procurements long ahead of assembly.

SS/L MAY FORFEIT PAYMENTS FROM CUSTOMERS DUE TO SATELLITE FAILURES OR LOSSES AFTER LAUNCH OR BE LIABLE FOR PENALTY PAYMENTS UNDER CERTAIN CIRCUMSTANCES, AND THESE LOSSES MAY BE UNINSURED.

     Some of SS/L's satellite manufacturing contracts provide that some of the total price is payable as "incentive" payments earned over the life of the satellite. While insurance against loss of these payments has been available in the past, the cost and availability of such insurance are subject to wide fluctuations. In addition, SS/L is sometimes prohibited from insuring these incentive payments. Some of SS/L's contracts call for in-orbit delivery, transferring the launch risk to SS/L. SS/L generally insures against that exposure.

     SS/L records as revenue the present value of incentive payments as the costs associated with these incentive payments are incurred. SS/L generally receives the present value of these incentive payments if there is a launch failure or a failure is caused by customer error. SS/L forfeits these payments, however, if the loss is caused by satellite failure or as a result of its own error.

     In addition, some of SS/L's contracts provide that SS/L may be liable to a customer for penalty payments under certain circumstances, including upon late delivery of a satellite. These payments are not insured by SS/L.

SS/L IS CURRENTLY IN ARBITRATION PROCEEDINGS WITH PANAMSAT CORPORATION OVER A SATELLITE REFLECTOR DISPUTE.

     In late 1998, following the launch of an SS/L-built satellite sold to PanAmSat, a manufacturing error was discovered that affected the geographical coverage of the Ku-band transponders on the satellite. On January 6, 2000, PanAmSat filed an arbitration proceeding in connection with this error claiming damages of $225 million for lost profits and increased sales and marketing costs. SS/L believes it has meritorious defenses to the claim and that its liability is limited to a loss of a portion of the applicable orbital incentives, the estimated impact of which is included in Loral's consolidated financial statements. PanAmSat has received a recovery from its insurance carrier that should reduce any damage claim. While this proceeding is in its very early stages, management believes that this matter will not have a material adverse effect on the financial condition or results of operations of Loral.

WE FACE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     Some of our business is conducted outside the United States. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Customers in developing countries could have difficulty in obtaining the U.S. dollars they owe us, including as a result of exchange controls. Additionally, exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. Moreover, if we ever need to pursue legal remedies against our foreign business partners or customers, we may have to sue them abroad, where it could be hard for us to enforce our rights.

WE ARE SUBJECT TO EXPORT CONTROLS, WHICH MAY RESULT IN DELAYS, UNFORESEEN ADDITIONAL COSTS AND UNCERTAINTIES IN CERTAIN MARKETS.

     Like other exporters of space-related products and services, SS/L needs licenses from the U.S. government whenever it sells a satellite to a foreign customer or launches a satellite abroad. Foreign launches have been politically sensitive because of the relationship between launch technology and missile technology. U.S. government policy has limited, and is likely in the future to limit, launches from the former Soviet Union and China. For example, the U.S. government delayed a Globalstar launch from Kazakhstan by several months when it stopped granting case-by-case approval of launches from that location pending an intergovernmental agreement covering technology security matters. Changes in governmental policies, political leadership or legislation in the United States, Russia, Kazakhstan or China could adversely affect our ability to launch from these countries or materially increase the costs of doing so.

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

     On December 23, 1998, the Office of Defense Trade Controls, or ODTC, of the U.S. Department of State temporarily suspended the previously approved technical assistance agreement under which SS/L had been preparing for the launch of the ChinaSat-8 satellite. According to ODTC, the purpose of the temporary suspension is to permit that agency to review the agreement for conformity with newly-enacted legislation (Section 74 of the Arms Export Control Act) with respect to the export of missile equipment or technology. SS/L has complied with ODTC's instructions and believes that a review of the agreement will show that its terms comply with the new law. The ODTC, however, has not yet completed its review, and the scheduled launch date for ChinaSat-8 is being delayed. In December 1999, we concluded an agreement with ChinaSat to extend the date for delivery of the ChinaSat-8 satellite to July 31, 2000. In return for this extension and other modifications to the contract, we have agreed to provide the customer two 36 MHz and one 54 MHz transponders on Telstar 10/Apstar IIR for the life of those transponders. As a result, a net charge to earnings of $35 million was recorded by us. If the suspension is not lifted by July 31, 2000, ChinaSat could decide to terminate the contract. If such a termination were to occur, SS/L would have to refund advances received from ChinaSat ($134 million as of December 31, 1999), and may incur penalties of up to $13 million and believes it would incur costs of approximately $38 million to refurbish and retrofit the satellite so that it could be sold to another customer. There can be no assurance, however, that SS/L will be able to find a replacement customer for the satellite or its Chinese launch vehicle. SS/L will record a charge to earnings of approximately $35 million if it is unable to find a replacement customer for this launch vehicle.

     In February 1999, the U.S. government informed Hughes Space & Communications, Inc. that it intended to deny an export license for a telecommunications satellite it was building for Asia Pacific Mobile Telecommunications. We do not know what this denial may mean for future applications of export licenses to Chinese customers or the resolution of the ChinaSat-8 suspension. If the U.S. government continues to deny export licenses for satellites sold to the Chinese or other markets, SS/L's business could be hurt.

     In March 1999, jurisdiction for satellite licensing was transferred from the Commerce Department to the State Department and the State Department has issued regulations relating to the export of and disclosure of technical information related to, satellites and related equipment. SS/L anticipates that obtaining licenses and technical assistance agreements under these new regulations will take more time and will be considerably more burdensome than in the past. Delays in obtaining the necessary licenses and technical assistance agreements may delay SS/L's performance on existing contracts, and, as a result, SS/L may incur penalties or lose incentive payments under these contracts. In addition, such delays may have an adverse effect on SS/L's ability to compete against foreign satellite manufacturers for new satellite contracts.

SS/L IS THE TARGET OF A GRAND JURY INVESTIGATION WHICH MAY ADVERSELY AFFECT SS/L'S ABILITY TO EXPORT ITS PRODUCTS.

     SS/L could be accused of criminal violations of the export control laws arising out of the participation of its employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. Under the applicable
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

regulations, SS/L could be debarred from export privileges without being convicted of any crime if it is indicted for these alleged violations, and loss of export privileges would harm SS/L's business. Whether or not SS/L is indicted or convicted, SS/L will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds that SS/L has violated the Arms Export Control Act. Further, the State Department can suspend export privileges whenever it determines that grounds for debarment exist and that suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States." If SS/L were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it:

     - would be subject to a fine of $1 million per violation;

     - could be debarred from certain export privileges; and

     - could be debarred from participation in government contracts.

Since some of SS/L's satellites are built for foreign customers and/or are launched on foreign rockets, a debarment would have a material adverse effect on SS/L's business, which in turn would affect us.

WE SHARE CONTROL OF OUR AFFILIATES WITH THIRD PARTIES.

     Third parties have significant ownership, voting and other rights in many of our subsidiaries and affiliates. As a result, we do not always have full control over management of these entities, and the rights of these third parties and fiduciary duties under applicable law could result in these entities taking actions not in our best interests or in refraining from taking actions that we deem advisable. To the extent that these entities are or become customers of SS/L, these conflicts could become acute. For example:

     - Although we are the managing general partner and largest equity owner of Globalstar, our control is limited by the supermajority rights of Globalstar's limited partners.

     - Primary operational control of Satmex is vested in Mexican nationals, as required by Mexican law, subject to certain supermajority rights which we retain.

     - The Europe*Star joint venture, initiated by Alcatel, is under its control, subject to our supermajority rights.

     - Future joint ventures between Alcatel and us within the Loral Global Alliance will be controlled by the initiating party, subject to supermajority rights in favor of the non-initiating party.

     - Alcatel is an investor in CyberStar LP and has supermajority rights in it.

THERE ARE POTENTIAL CONFLICTING COMMERCIAL INTERESTS AMONG OUR SUBSIDIARIES AND AFFILIATES.

     Loral Skynet, Satmex, Loral CyberStar and Europe*Star have adopted a marketing policy that provides for collaboration and cross-selling of capacity among the Loral Global Alliance members. If, however, the members of the Loral Global Alliance do not

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

collaborate but rather compete in areas of overlapping capacity, conflicting commercial interests among our subsidiaries and affiliates may arise. Both Loral Skynet and Loral CyberStar own or are building satellites whose coverage areas overlap with those of Satmex and Europe*Star. If Loral Skynet and Loral CyberStar do not collaborate with Satmex and Europe*Star, or vice versa, under the Loral Global Alliance, Loral Skynet and Loral CyberStar might compete directly with Europe*Star and Satmex for customers.

     Partners and affiliates of Globalstar, including companies affiliated with us, will be among Globalstar's service providers and may, therefore, have conflicts with Globalstar and/or us over service provider agreements.

OUR BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Our business is regulated by authorities in more than 100 jurisdictions, including the Federal Communications Commission, the International Telecommunications Union, or ITU, and the European Union. As a result, some of the activities which are important to our strategy are beyond our control. The following are some strategically important activities which are regulated by various government authorities:

     - the expansion of Loral Skynet's operations beyond the domestic U.S.
       market;

     - the international service offered by the Loral CyberStar Group;

     - the manufacture, export and launch of satellites;

     - the expansion of Satmex's Latin American business; and

     - the implementation of Europe*Star's business plan.

     Regulatory authorities in the various jurisdictions in which we operate can modify, withdraw or impose charges or conditions upon the licenses which we need and, thereby, increase our cost of doing business. The regulatory process also requires potentially costly negotiations with third parties operating or intending to operate satellites at or near orbital locations where we place our satellites so that the frequencies of the satellites do not interfere. For example, as part of our coordination effort on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite. We also granted Eutelsat the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12. Moreover, as part of this international coordination process, we continue to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees W.L. If these discussions are not successful, Telstar 12's useable capacity may be reduced. We cannot guarantee successful frequency coordination for our satellites.

     Our coordination efforts are subject to the regulatory regime of the ITU, which has rules and regulations governing the relative rights that companies have to orbital slots. For example, if Europe*Star does not have a satellite in its 45[DEGREES] E.L. orbital location by July 2000, it would, under ITU regulations, lose its priority rights in that slot.

     Failure to successfully coordinate our satellites' frequencies or to resolve other required regulatory approvals could have a material adverse effect on our financial condition and on our results of operations.
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

SS/L COMPETES WITH LARGE MANUFACTURERS THAT HAVE SIGNIFICANT RESOURCES.

     In the manufacture of our satellites, we compete with very large well-capitalized companies, including several of the world's largest corporations, such as Hughes Space & Communications, Inc., a subsidiary of General Motors Corporation, and Lockheed Martin. Hughes recently agreed to sell its satellite manufacturing operations to The Boeing Company, another large company. These companies have considerable financial resources which they may use to gain advantages in marketing and in technological innovation. SS/L's success will depend on its ability to innovate on a cost-effective and timely basis.

WE COMPETE WITH OTHERS FOR MARKET SHARE AND CUSTOMERS; TECHNOLOGICAL DEVELOPMENTS FROM COMPETITORS OR OTHERS MAY REDUCE DEMAND FOR OUR SERVICES.

     We face competition in the provision of fixed satellite services from companies such as PanAmSat Corporation, GE Americom, SES Astra and quasi-governmental organizations such as Intelsat and Eutelsat. Competition in this market may cause downward price pressures, which may adversely affect our profits.

     The Loral CyberStar Group also faces competition in the provision of high-speed data communications, such as Internet applications, from providers of land-based data communications services, such as cable operators, digital subscriber line, or DSL, providers, wireless local loop providers and traditional telephone service providers. In addition, the Loral CyberStar Group may face competition in the future from proposed satellite systems, including Teledesic Corporation's proposed system and Hughes' Spaceway system. We cannot assure you that the Loral CyberStar Group will attract enough customers either to compete effectively or to implement fully its business plan.

     Globalstar faces intense competition for customers from various companies, including providers of land-based mobile phone services and fixed satellite systems. We cannot assure you that Globalstar will attract enough subscribers either to compete effectively or to implement fully its current business plan. ICO Global has announced a global mobile satellite system similar to the Globalstar system and has stated its intention to begin introducing its satellite services in 2001. If, as expected, ICO Global emerges from its bankruptcy proceedings with a debt-free or reduced debt capital structure, it will be in a position to compete more effectively with Globalstar.

     As land-based telecommunications services expand, demand for some satellite-based services may be reduced. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways or through the use of incompatible standards.

     We also compete for local regulatory approval in places in which both we and a competitor may want to operate. We also compete for scarce frequency assignments and fixed orbital positions.

WE RELY ON KEY PERSONNEL.

     We need highly qualified personnel. Except for Mr. Bernard L. Schwartz, our Chairman and Chief Executive Officer, none of our officers has an employment contract nor

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

do we maintain "key man" life insurance. The departure of any of our key executives could have an adverse effect on our business.

THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since we are a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if we were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against us or our officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

PRICES OF OUR COMMON STOCK MAY EXPERIENCE SUDDEN CHANGES.

     Many things that we cannot predict or control may cause sudden changes in the price of our common stock. Risks associated with the deployment and operation of satellite systems, in particular, may cause sudden changes in the price. For example, on September 10, 1998, the day following the loss of the twelve Globalstar satellites in Kazakhstan, the price of our common stock fell by 28%.

THE MARKET FOR OUR STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK.

     As of December 31, 1999, 245,030,237 shares of our common stock were outstanding. In addition, there were 13,356,864 stock options outstanding on such date, of which 5,667,416 were immediately exercisable, warrants outstanding that were exercisable for 349,963 shares of our common stock and 14,909,437 shares of our 6% Series C preferred stock which were convertible into 37,273,593 shares of our common stock. Sales of significant amounts of our common stock to the public, or the perception that those sales could happen, could affect the price of our common stock.

     In addition, as of December 31, 1999, Lockheed Martin Corporation held 45,896,978 shares of our Series A preferred stock, which was converted into 45,896,978 shares of our common stock on March 31, 2000, the resale of which is being registered along with the registration of our Series D preferred stock. Lockheed Martin may dispose of the common stock in transactions registered under, or exempt from the registration provisions of, the federal securities law but has agreed to refrain from selling any of these shares before May 19, 2000, subject to certain exceptions. We have agreed to maintain the effectiveness of the registration of the common stock Lockheed Martin acquired upon conversion of the Series A preferred stock until May 19, 2001, subject to certain extensions, and have agreed to refrain from selling equity securities in the public markets for our own account until the later of the six-month anniversary of the date of this prospectus or November 19, 2000, subject to certain extensions.

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

                           FORWARD-LOOKING STATEMENTS

     Some statements contained in this prospectus or incorporated by reference are known as "forward-looking statements," as that term is used in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

     When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate" or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called "Risk Factors." Those are representative of factors that could affect the outcome of the forward-looking statements.

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

                                USE OF PROCEEDS

     We will receive no proceeds from sales of securities under this prospectus.

                          DESCRIPTION OF COMMON STOCK

     We have authorized 750,000,000 shares of Common Stock, par value $.01 per share. As of December 31, 1999, we had 245,030,237 shares of Common Stock outstanding.

BERMUDA LAW

     The following discussion is based upon the advice of Appleby, Spurling & Kempe, our Bermuda counsel.

     We were incorporated as an exempted company under the Companies Act. Accordingly, the rights of our shareholders are governed by Bermuda law and our Memorandum of Association and Bye-Laws.

     The following is a summary of certain provisions of Bermuda law and our organizational documents. You should note that this summary is not a comprehensive description of such laws and documents and that it is qualified in its entirety by appropriate reference to Bermuda law and to our organizational documents.

        Dividends.   Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

        Voting Rights.   Under Bermuda law, questions brought before a general
meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as the Companies Act or our Bye-Laws prescribe). Each shareholder has one vote, irrespective of the number of shares held, unless a poll is requested.

     Our Bye-Laws provide that, subject to the provisions of the Companies Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast. Each shareholder present, or person holding proxies for any shareholder, is entitled to one vote. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held.

     A poll may only be requested under our Bye-Laws by:

     - the Chairman of the meeting,

     - at least three shareholders present in person or by proxy,

     - any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting, or

     - a shareholder or shareholders, present in person or by proxy, holding our voting shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such voting shares.

        Rights in Liquidation.   Under Bermuda law, in the event of liquidation,
dissolution or winding up of a company, the proceeds of such liquidation, dissolution or winding up are

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

distributed pro rata among the holders of Common Stock. However, such distribution may only be effected after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock.

        Meetings of Shareholders.   Under Bermuda law, a company is required to
convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of such of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our Bye-Laws, at least 20 days' notice of the annual general meeting and at least 30 days' notice of any special general meeting must be given to each shareholder.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. Our Bye-Laws provide that the presence in person or by proxy of the holders of more than 50% of our voting capital stock constitutes a quorum.

        Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to the company's memorandum of association.

     Under Bermuda law, the shareholders have the additional right to inspect the Bye-Laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.

     A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Election or Removal of Directors.   Under Bermuda law and our Bye-Laws,
directors are elected at the annual general meeting or until their successors are elected or appointed, unless they are earlier removed or resign.

     Under Bermuda law and our Bye-Laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

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        Amendment of Memorandum of Association and Bye-Laws.   Bermuda law
provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of shares cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favour of the amendment.

        Appraisal Rights and Shareholder Suits.   Under Bermuda law, in the
event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by

     - the board of directors,

     - a meeting of the holders of shares of the amalgamating company of which they are directors,

     - a meeting of the holders of each class of such shares, and

     - the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of

     - is alleged to be beyond the corporate power of the company,

     - is illegal, or

     - would result in the violation of the company's memorandum of association or Bye-Laws.

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

     Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

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                                    TAXATION

     This summary of material United Stated Federal income tax considerations is based upon current (as of the date of this prospectus) laws, treaties, cases, regulations and rulings, all of which are subject to change, possibly with retroactive effect. It assumes that the stock is a capital asset in the hands of the holder. It does not consider all the tax issues that might be relevant to an investor or that depend upon an investor's particular circumstances.

     Prospective investors should consult their own professional advisors about the tax consequences of acquiring, holding and disposing of the Common Stock under the laws of the jurisdictions in which they are subject to taxation.

     The legal conclusions set forth below in the discussion of U.S. tax law are the opinions of Willkie Farr & Gallagher, our U.S. counsel. The summary of certain Bermuda tax consequences is the opinion of Appleby, Spurling & Kempe, our Bermuda counsel.

UNITED STATES TAX CONSIDERATIONS

     Taxation of United States Holders of Common Stock.   This section discusses
certain rules applicable to a holder of stock that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of stock who or that is

     - an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes,

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia),

     - an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or

     - a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis.

     Certain U.S. Federal income tax consequences relevant to a holder other than a United States Holder (a "non-U.S. Holder") are discussed separately below.

     A dividend payment on the stock will be taxable as ordinary dividend income to the extent it is paid out of our current or accumulated earnings and profits. Payments in excess of earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's tax basis in the stock. These payments will reduce the tax basis at which the stock is held. Payments in excess of tax basis will be treated in the same manner as gains arising from a sale or other disposition of the Common Stock, as discussed below. Dividends on the Common Stock paid with Common Stock will be taxed in the same manner as a cash distribution in an amount equal to the fair market value of such stock. Certain adjustments to the conversion price of the Common Stock also would be taxed as if they were cash distributions, generally equal in amount to the fair market value of any increase in proportionate interest in us caused by the adjustment.

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     Because we are a foreign corporation, the dividend payments will not be eligible for the inter-corporate dividends-received deduction.

     Subject to the discussion below on passive foreign investment companies ("PFICs"), any gain or loss recognized by a United States Holder on the sale or other disposition of stock will be capital gain or loss. Such capital gain or loss will be long-term or short-term depending on the holding period for the stock. A United States Holder will also generally recognize capital gain or loss upon a redemption of his stock.

     Different rules, however, would apply if we were a PFIC. A PFIC is a foreign corporation (1) 75% or more of whose income is passive or (2) 50% or more of whose assets produce or are held to produce passive income. We believe that we have not been a PFIC and will not become one.

     Very generally, if we were a PFIC, a United States Holder of Common Stock would be subject to a tax-deferral charge on gain on a disposition of such stock and on certain "excess distributions" received from us. Any such gains or excess distributions would be taxable at ordinary income rates. Alternatively, the United States Holder could elect to include in his taxable income his pro rata share of our ordinary earnings and net capital gain for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by us). If we become a PFIC, we will notify our shareholders, and we will undertake to provide each United States Holder with the information needed to make such election and to determine the pro rata share of our ordinary earnings and net capital gain applicable to our stock. If we are a PFIC, each United States Holder should consult their professional tax advisors regarding alternative types of treatment.

     Taxation of Non-U.S. Holders of Stock.   We expect that a non-U.S. Holder
will not be subject to U.S. Federal income taxation on distributions received from us unless those distributions are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. A non-U.S. Holder will be subject to U.S. Federal income taxation on gains realized on a sale or exchange of Common Stock that are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. Also, an individual non-U.S. Holder who is present in the United States for 183 days or more during the year of sale will be subject to U.S. Federal income taxation on gains realized on a sale or exchange of Common Stock that are not effectively connected with the conduct by the individual of a trade or business in the United States if (i) the individual has a tax home in the United States and the sale of the stock is not attributable to an office or fixed place of business maintained by the individual outside the United States or (ii) the individual does not have a tax home in the United States and the sale of the stock is attributable to an office or fixed place of business maintained by the individual in the United States. The determination of whether a non-U.S. Holder is engaged in the conduct of a trade or business in the United States or whether the sale of a non-U.S. Holder's stock is attributable to an office or fixed place of business of the non-U.S. Holder in the United States depends on the facts and circumstances of each case. Each prospective non-U.S. Holder should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. Federal income taxation.

     United States Federal Income Taxation of Loral.   Loral is not incorporated
under the laws of the United States or any of its political subdivisions. Loral will be subject to United States Federal income tax at regular corporate rates (and to United States branch profits tax) on its income that is effectively connected with the conduct of a trade or business within the United States and will be required to file Federal income tax returns with respect to that income. We expect that a significant portion of our worldwide income will not be subject to tax by the United States. The United States Treasury Department is, however, engaged in a project to draft and propose regulations that may recharacterize a substantial portion of our income as derived from U.S. sources and as effectively connected with a U.S. trade or business so as to subject that income to regular U.S. Federal income tax and a 30% branch profits tax. We cannot predict the outcome of that regulatory project.

     The worldwide income of any of our U.S. subsidiaries will be subject to regular U.S. Federal income taxation. In addition, a 30% U.S. withholding tax will be imposed on dividends and interest paid by such corporations to Loral.

BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the holders of Common Stock (other than such holders ordinarily resident in Bermuda) in respect of their investment in the stock.

     We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda, any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or our other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such Common Stock or other obligations, or to any land we lease or let in Bermuda.

     We are liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon our assessable capital which fee will not exceed BD$27,825.

     We have been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the Common Stock has been obtained. The transfer of stock between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of stock to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes may require specific authorization under that Act. We, by virtue of being a non-resident of Bermuda for exchange control purposes, are free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of Common Stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the Common Stock.

     The Common Stock does not provide for additional payments by us following a change in the tax laws or rules of Bermuda that is adverse to the holders of Common Stock.

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

     Any portion of our income from sources outside the United States, realized through Globalstar or otherwise, may be subject to taxation by foreign countries and the extent to which these countries may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. However, based upon our review of current tax laws, including applicable international tax treaties of certain countries that we believe to be among our key potential markets, we expect that a significant portion of our worldwide income will not be subject to tax by Bermuda or by the other foreign countries from which we derive our income.

                              SELLING SHAREHOLDERS

     As of March 31, 2000, Lockheed Martin held 45,896,978 shares of our common stock (the "Lockheed Martin Common Stock"), which were acquired upon conversion of 45,896,978 shares of our Series A preferred stock. Lockheed Martin may dispose of the Lockheed Martin Common Stock pursuant to this prospectus or in other transactions exempt from the registration provisions of the federal securities laws.

     We are registering the Lockheed Martin Common Stock as agreed in the Amended Shareholders Agreement dated as of March 29, 2000 between us and Lockheed Martin. Along with the registration of the Lockheed Martin Common Stock, we are simultaneously registering our Series D preferred stock and the shares of our common stock issuable upon conversion of, or otherwise in connection with, our Series D preferred stock. The registration statement for the Lockheed Martin Common Stock must remain effective until May 19, 2001, subject to certain extensions. In the Amended Shareholders Agreement, we agreed to refrain from selling equity securities in the public markets for our own account until the later of the six-month anniversary of the date of this prospectus or November 19, 2000, subject to certain extensions, and Lockheed Martin has agreed to refrain from selling shares of the Lockheed Martin Common Stock until May 19, 2000, subject to certain exceptions. Additionally, in the Amended Shareholders Agreement, Lockheed Martin agreed not to sell or transfer shares of our common stock to any person who, immediately following such sale or transfer, would, to the best of Lockheed Martin's knowledge, own more than 4% of our common stock. Lockheed Martin has also agreed not sell or transfer to any person, in a single transaction or series of related transactions, shares of our common stock representing more than 2% of our outstanding common stock. The Amended Shareholders Agreement also provides that Lockheed Martin will not sell or transfer shares of our common stock to any person who publicly proposed a business combination with us, or discussed a possible business combination or similar transaction with, or a change of control of, us, which transaction has not obtained the approval of our board of directors. The foregoing restrictions do not apply to certain sales or transfers in underwritten offerings or in other transactions with investment banking firms that agree to make resales of our common stock in compliance with the foregoing restrictions.

                              PLAN OF DISTRIBUTION

     The Common Stock offered pursuant to this prospectus may be sold from time to time to purchasers directly by the Selling Shareholders. Loral is registering the Common Stock on behalf of the Selling Shareholders. As used in this prospectus, "Selling Shareholders" includes Lockheed Martin Corporation and any of its affiliates selling Common Stock under this prospectus, including Lockheed Martin, Investments, Inc. The Selling Shareholders may offer or sell the Common Stock from time to time in one or more types of transactions, including underwritten transactions, transactions (which may include block transactions) on the New York Stock Exchange or any other securities exchange or quotation service on which the Common Stock is listed or quoted, in the over-the-counter market, in negotiated transactions or transactions otherwise than on securities exchanges or in the over-the-counter market, through put or call options transactions relating to the Common Stock, through short sales of shares of Common Stock, or a combination of any such methods. The Common Stock may be offered or sold from time to time at fixed prices, at market prices prevailing at the time of offer or sale, or at negotiated prices.

     The Selling Shareholders may effect transactions by offering or selling Common Stock directly to purchasers or to or through underwriters or broker-dealers, which may act as agents or principals. Underwriters, broker-dealers and agents participating in any sales of Common Stock may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such underwriters or broker-dealers may act as agents or to whom they may sell as principal, or both (which compensation as to a particular underwriter or broker-dealer might be in excess of customary compensation). Lockheed Martin has advised Loral that, as of the date of this prospectus, it has not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with any proposed sale of Common Stock by the Selling Shareholders.

     The Selling Shareholders will pay all agent fees and commissions and underwriting discounts and commissions relating to sales of the Common Stock under this prospectus and will pay all fees and expenses of their counsel and accountants. Loral will pay the fees and expenses of its counsel and accountants in connection with the registration of the Common Stock. All other fees and expenses in connection with the registration of the Common Stock will be shared equally by the Company on the one hand and the Selling Shareholders on the other.

     The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the offering and sale of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Common Stock received by them and any discounts, concessions, commissions or other compensation received by them may be deemed to be underwriting discounts or commissions under the Securities Act. Loral has agreed to indemnify each Selling Shareholder against certain liabilities, including certain liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify the Company against certain liabilities, including certain liabilities arising under the Securities Act. Loral also may agree similarly to indemnify underwriters, broker-dealers or agents participating in transactions involving offers or sales of the Common Stock.

     Because Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Shareholders may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

     Selling Shareholders also may sell all or a portion of the Common Stock outside of this prospectus in market transactions in reliance upon Rule 144 under the Securities Act or in other transactions exempt from the registration requirements of the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or such exemption and they otherwise satisfy the provisions of the Amended Shareholders Agreement, dated as of March 29, 2000 between Loral and Lockheed Martin.

     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of Common Stock through an underwritten offering or a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus, if required, will be filed under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating underwriters, broker-dealers or agents,
(ii) the number of Common Stock involved, (iii) the price at which the Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such underwriters, broker-dealers or agents, where applicable, and (v) other information material to the transaction.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for us by Appleby, Spurling & Kempe, Hamilton, Bermuda. The legal conclusions regarding U.S. tax law will be passed upon for us by Willkie Farr & Gallagher. As of December 31, 1999, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 110,000 shares of common stock. Mr. Robert B. Hodes is counsel to the law firm of Willkie Farr & Gallagher, a director of Loral and Globalstar Telecommunications Limited and a member of the Executive and Audit Committees of the Boards of Directors of both Loral and Globalstar Telecommunications Limited.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Loral and the consolidated financial statements of Globalstar incorporated in this prospectus by reference from Loral's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Securities and Exchange Act of 1934, with the SEC and are incorporated herein by reference:

     - Loral's Annual Report on Form 10-K for the year ended December 31, 1999 and Globalstar's consolidated financial statements included in Globalstar Telecommunications Limited and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1999; and

     - Loral's Current Report on Form 8-K, filed on February 1, 2000;

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the Common Stock under this prospectus is completed.

     We will provide, upon request, without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Loral Space & Communica-tions Ltd., c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016, Attn: Secretary, (212) 697-1105.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC and have filed a registration statement with the SEC on Form S-3 to register these securities. Since this prospectus does not contain all of the information included in the registration statement you may wish to refer to the registration statement and its exhibits for further information about us and the registered securities.

     You can access our SEC filings electronically at www.sec.gov, and can read and copy our filings at the SEC's Public Reference Room (800-SEC-0330) at 450 Fifth Street, N.W., Washington, D.C. 20549.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                       ----------------------------------
                               TABLE OF CONTENTS
                       ----------------------------------

                                      PAGE
                                      ----
Prospectus Summary..................     1
Risk Factors........................     3
Forward-Looking Statements..........    14
Use of Proceeds.....................    15
Description of Common Stock.........    16
Taxation............................    20
Selling Shareholders................    24
Plan of Distribution................    25
Legal Matters.......................    27
Experts.............................    27
Incorporation of Certain Documents
  by Reference......................    27
Where You Can Find More
  Information.......................    28

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               [LORAL SPACE LOGO]

                              45,896,978 SHARES OF
                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                                            , 2000

                           -------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:

SEC registration fee...............................  $230,782
Printing fees......................................    85,000
Legal fees and expenses............................    85,000
Accounting fees and expenses.......................    20,000
Miscellaneous fees and expenses....................    10,000
                                                     --------
            Total..................................  $430,782
                                                     ========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Registrant has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

     Bermuda law and the Bye-Laws of the Registrant also permit the Registrant to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

     The Registrant intends to enter into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

     The Registrant maintains a directors' and officers' liability insurance policy.

ITEM 16.   EXHIBITS.

      EXHIBIT
      NUMBER                           DESCRIPTION OF EXHIBITS
      -------                          -----------------------
       4.1**     --  Memorandum of Association
        4.2***   --  Third Amended and Restated Bye-Laws
        4.3***   --  Schedule IV to the Third Amended and Restated Bye-Laws
      5*         --  Opinion of Appleby, Spurling & Kempe
      8*         --  Opinion of Willkie Farr & Gallagher
      10.1*      --  Purchase Agreement, dated as of February 14, 2000, between
                     Loral and the initial purchasers
       10.2***   --  Registration Rights Agreement, dated as of February 18,
                     2000, relating to the Registrants 6% Series D Convertible
                     Redeemable Preferred Stock due 2007
       10.3***   --  Amended Shareholders Agreement, dated as of March 29, 2000 between the Registrant and Lockheed Martin Corporation
      12***      --  Statement Re: Computation of Ratios
     23*         --  Consent of Deloitte & Touche LLP
     24          --  Power of Attorney (included on the signature page hereto)

---------------

   * Filed herewith.

 ** Incorporated by reference to Loral's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-14180).

*** Incorporated by reference to Loral's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-14180).

ITEM 17.   UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON APRIL 12, 2000.

                                      LORAL SPACE & COMMUNICATIONS LTD.

                                      BY:/s/ BERNARD L. SCHWARTZ
                                         ---------------------------------------
                                         BERNARD L. SCHWARTZ
                                         CHAIRMAN OF THE BOARD AND
                                         CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Loral Space and Communications Ltd., hereby severally and individually constitute and appoint Bernard L. Schwartz, Michael P. DeBlasio, Nicholas C. Moren, Harvey B. Rein, Richard J. Townsend, Eric J. Zahler and Avi Katz and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                  TITLE                    DATE
                      ----                                  -----                    ----

            /s/ BERNARD L. SCHWARTZ               Chairman of the Board and     April 12, 2000
------------------------------------------------  Chief Executive Officer
              Bernard L. Schwartz                 (Principal Executive
                                                  Officer)

               /s/ HOWARD GITTIS                  Director                      April 12, 2000
------------------------------------------------
                 Howard Gittis

              /s/ ROBERT B. HODES                 Director                      April 12, 2000
------------------------------------------------
                Robert B. Hodes

                      NAME                                  TITLE                    DATE
                      ----                                  -----                    ----
               /s/ GERSHON KEKST                  Director                      April 12, 2000
------------------------------------------------
                 Gershon Kekst

              /s/ CHARLES LAZARUS                 Director                      April 12, 2000
------------------------------------------------
                Charles Lazarus

                        /s/                       Director                      April 12, 2000
------------------------------------------------
               Malvin A. Ruderman

             /s/ E. DONALD SHAPIRO                Director                      April 12, 2000
------------------------------------------------
               E. Donald Shapiro

                         /s/                      Director                      April 12, 2000
------------------------------------------------
                Arthur L. Simon

             /s/ DANIEL YANKELOVICH               Director                      April 12, 2000
------------------------------------------------
               Daniel Yankelovich

            /s/ RICHARD J. TOWNSEND               Senior Vice President &       April 12, 2000
------------------------------------------------  CFO
              Richard J. Townsend                 (Principal Financial
                                                  Officer)

               /s/ HARVEY B. REIN                 Vice President and            April 12, 2000
------------------------------------------------  Controller
                 Harvey B. Rein                   (Principal Accounting
                                                  Officer)